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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-111572

PROSPECTUS
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[UBS AG LOGO]
                       CORPORATE ASSET BACKED CORPORATION

                                   DEPOSITOR
                                 $2,950,000,000
                                  CERTIFICATES
                              (ISSUABLE IN SERIES)
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YOU SHOULD FULLY REVIEW THE RISK FACTORS BEGINNING ON PAGE 2 OF THIS PROSPECTUS
PRIOR TO INVESTING IN THE CERTIFICATES.

The certificates will not be insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

We will describe the specific terms of your certificates, and of any other classes of certificates that are included in the same series, in a prospectus supplement that will be attached to this prospectus.

The depositor may form trusts from time to time as described in this prospectus.

EACH TRUST

- may periodically issue certificates in one or more series with one or more classes;

- will own a publicly tradable, fixed-income security or a pool of such securities; and

- may own other assets described in this prospectus and in the attached prospectus supplement.

THE CERTIFICATES

- will represent undivided beneficial ownership interests in the trust assets, and will be paid only from the trust assets;

- will be denominated in U.S. dollars or in one or more other currencies, and any payments to certificate holders may be payable in U.S. dollars or in one or more other currencies; and

- will be issued as part of a designated series that may include one or more classes of certificates.

THE CERTIFICATE HOLDERS

- will receive interest, principal and other payments from the assets deposited into the trust.

The Depositor may use this prospectus in the initial sale of the certificates. In addition, the Depositor, UBS AG, UBS Securities LLC, UBS Financial Services Inc. or any other affiliate of UBS AG may use this prospectus in a market-making transaction involving the certificates after their initial sale. Unless the Depositor or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

This prospectus may be used to offer and sell any series of certificates only if accompanied by the prospectus supplement for that series.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

UBS INVESTMENT BANK                                  UBS FINANCIAL SERVICES INC.

                 THE DATE OF THIS PROSPECTUS IS JUNE 23, 2004.
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Table of Contents

                                            Page
Important Notice about Information
  Presented in this Prospectus and the
  Applicable Prospectus Supplement........    1
Risk Factors..............................    2
Where You Can Find More Information.......    5
Incorporation of Documents By Reference...    5
Reports to Holders of Certificates........    5
The Depositor.............................    6
Use of Proceeds...........................    6
Formation of the Trusts...................    6
Description of the Certificates...........    8
  Nature of the Certificates..............    9
  Terms Specified in the Prospectus
    Supplement............................    9
  Distributions...........................   11
  Interest on the Certificates............   12
  Stripped Certificates...................   14
  Principal of the Certificates...........   14
  Foreign Currency Certificates...........   14
  Inability to Pay in Specified
    Currency..............................   15
  Indexed Certificates....................   15
  Multi-Currency Certificates.............   16
  Put Option..............................   16
  Transfers and Exchanges.................   16
  Global Securities; Holdings in Street
    Name..................................   16
Trust Liquidation Events..................   19
Maturity and Yield Considerations.........   19
Description of the Trust Assets, including
  Credit Support..........................   20
  Underlying Securities...................   20
  Principal Economic Terms of Underlying
    Securities............................   23
  Publicly Available Information..........   23
  Other Trust Assets......................   24
  Collections.............................   27

                                            Page
Description of the Trust Agreement........   29
  Assignment of Trust Assets..............   29
  Collection and Other Administrative
    Procedures............................   29
  Realization upon Defaulted Trust
    Assets................................   29
  Trustee's Compensation; Payment of
    Expenses..............................   30
  Matters Regarding the Trustee...........   30
  Remedies of Certificate Holders.........   30
  Modification and Waiver.................   31
  Reports to Certificate Holders;
    Notices...............................   32
  Annual Compliance Statement.............   33
  Replacement Certificates................   33
  Retained Interest.......................   34
  Retained Call Options and Retained Call
    Rights................................   34
  Termination.............................   34
  Duties of the Trustee...................   35
  The Trustee.............................   35
Currency Risks............................   36
  Exchange Rates and Exchange Controls....   36
  Foreign Currency Judgments..............   36
UBS AG....................................   38
  Overview................................   38
  Where You Can Find More Information.....   40
  Incorporation of Documents by
    Reference.............................   40
  Experts.................................   41
United States Federal Income Tax
  Consequences............................   42
Certain ERISA Considerations..............   42
Plan of Distribution......................   44
Validity of the Certificates..............   46
Index of Defined Terms....................   47

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Important Notice about Information Presented in this Prospectus and the
Applicable Prospectus Supplement

We provide information to you about the certificates in two separate documents that provide progressively more detail: (a) this prospectus, which provides general information, some of which may not apply to a particular series of certificates, including your series, and (b) the applicable prospectus supplement, which will describe the specific terms of your series of certificates. See "Description of the Certificates--Terms Specified in the Prospectus Supplement" for a listing of the items that may be specified in the applicable prospectus supplement.

If the descriptions of the terms of a particular series of certificates in this prospectus differ from those in the applicable prospectus supplement, you should rely on the description in the prospectus supplement.

You should rely only on the information provided in this prospectus and the applicable prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the certificates in any state where the offer is not permitted. We do not claim the accuracy of the information in this prospectus as of any date other than the date stated on its cover.

We include cross-references in this prospectus and in the applicable prospectus supplement to captions in these materials where you can find further related discussions. The table of contents in each document provides the pages on which these captions are located.

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Risk Factors

In connection with your investment in the certificates of any series, you should consider, among other things, the following risk factors and any other risk factors described in the applicable prospectus supplement.

YOUR CERTIFICATES WILL REPRESENT AN INTEREST IN THE ASSETS OF THE APPLICABLE TRUST ONLY AND WILL NOT REPRESENT A RECOURSE OBLIGATION OF OR INTEREST IN THE DEPOSITOR OR ANY OF ITS AFFILIATES. THE PERFORMANCE OF THE UNDERLYING SECURITIES WILL AFFECT THE VALUE OF YOUR INVESTMENT AND YOU MAY EXPERIENCE A LOSS IF LOSSES ARE EXPERIENCED ON THE TRUST ASSETS.

Your certificates will represent an interest in the assets of the applicable trust only and will not represent a recourse obligation of or interest in the depositor or any of its affiliates. The trust has no significant assets other than the underlying securities and the other trust assets. No other assets are available to make payments or distributions with respect to your certificates. Neither the depositor, the trustee nor any of their affiliates is obligated to make any payments in respect of your certificates if the underlying securities and the other trust assets are insufficient. Consequently, if losses are experienced on the underlying securities and the other trust assets, you may experience a loss on your investment. Accordingly, you are strongly encouraged to obtain as much information about the underlying securities as you would if you were investing directly in the underlying securities. The applicable prospectus supplement will provide the basic terms of the underlying securities and will refer you to publicly available information about the issuers of the underlying securities.

YOUR CERTIFICATES MAY BE REDEEMED IF AN UNDERLYING SECURITIES ISSUER STOPS MAKING INFORMATION ABOUT ITS FINANCIAL CONDITION AND BUSINESS PUBLICLY AVAILABLE.

In deciding whether to invest in or to sell certificates, you should obtain and evaluate information about each issuer of underlying securities as if you were investing directly in that issuer and its securities. The information that each underlying securities issuer makes available to the public is important in considering whether to invest in or sell certificates. See "Description of the Underlying Securities--Available Information" in the applicable prospectus supplement.

To the extent that an underlying securities issuer ceases to make information about itself and the underlying securities publicly available, we will redeem your certificates as described under "Trust Liquidation Events" in the applicable prospectus supplement. The depositor, the trustee, the underwriters and their affiliates (a) have not verified, and have not undertaken to verify, the accuracy, completeness or continued availability of any information by any underlying securities issuer (whether or not filed with the SEC), (b) have made no investigation of the financial condition or creditworthiness of any underlying securities issuer, and (c) assume no responsibility for any information considered by any purchaser or potential purchaser of the certificates that is not contained in this prospectus or the applicable prospectus supplement.

You should not construe the issuance of the certificates as an endorsement of the financial condition or business prospects of any underlying securities issuer by the depositor, the trustee, the underwriters or any of their affiliates.

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RISK FACTORS
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DISTRIBUTIONS AND OTHER PAYMENTS WITH RESPECT TO YOUR CERTIFICATES AND YOUR
EXPECTED INVESTMENT YIELD MAY BE AFFECTED BY FACTORS SUCH AS THE PERFORMANCE OF THE TRUST ASSETS, THE REDEMPTION OR ACCELERATION OF THE UNDERLYING SECURITIES AND THE PRIORITY OF PAYMENTS FOR YOUR CLASS OF CERTIFICATES.

A number of factors may affect the timing of any distribution with respect to any series or class of certificates and the yield that you realize on your investment in the certificates, including:

- the purchase price of your certificates;

- the performance of the related trust assets;

- the repurchase of the underlying securities by the issuer of the underlying securities;

- whether the maturity of your certificates is shortened as a result of any early redemption or repayment;

- the manner and priority in which collections from the underlying securities and any other trust assets are allocated to each class of the series; and

- whether the issuer of the underlying securities stops making information about its financial condition and business publicly available.

None of the depositor, the trustee, the underwriters or their affiliates can predict if or when a redemption or repayment of the underlying securities will occur or whether the issuer of the underlying securities stops making information about its financial condition and business publicly available. If the certificates are prepaid, your investment in the certificates and the underlying securities will have a shorter average maturity. If the certificates are prepaid when prevailing market interest rates are lower than the yield on your certificates, you may be unable to realize a comparable yield when you reinvest the funds that you receive from the prepayment of your certificates.

A TRADING MARKET FOR YOUR CERTIFICATES MAY NOT DEVELOP OR CONTINUE; THUS IT MAY BE DIFFICULT TO RESELL YOUR CERTIFICATES.

Prior to the issuance of any series of certificates there will not be a public market for those securities. UBS AG, UBS Securities LLC, UBS Financial Services Inc. and other affiliates of UBS AG currently intend to make a market for the certificates, although they are not required to do so. UBS AG, UBS Securities LLC, UBS Financial Services Inc. or any other affiliate of UBS AG may stop any such market making activities at any time. As market makers, UBS AG, UBS Securities LLC, UBS Financial Services Inc. or any other affiliate of UBS AG, UBS Securities LLC, UBS Financial Services Inc. or any other affiliates of UBS AG may have long or short positions of any series of certificates in their inventory at any time as a result of their trading in that series of certificates. The supply and demand for a series of certificates, including the inventory positions of market makers, may affect the secondary market price for that series of certificates. Even if a secondary market does develop, it may not continue or be sufficiently liquid to allow you to resell your certificates, and you may experience a loss on your investment. You should be prepared to hold your certificates until they are redeemed.

THE TRUST WILL NOT ACTIVELY MANAGE THE UNDERLYING SECURITIES TO AVOID ADVERSE EVENTS.

Except as described in this prospectus and the applicable prospectus supplement, the trust will not dispose of any underlying securities or other trust assets, regardless of adverse events, financial or otherwise, that may affect the value of the underlying securities or the underlying securities issuer. If there is a payment default on any underlying security or any other default that may result in the

                                                                               3
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RISK FACTORS
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acceleration of the underlying security, the trust will dispose of or otherwise deal with the defaulted underlying security only in the manner provided in the trust agreement. If provided in the applicable prospectus supplement, if a payment default on or acceleration of an underlying security occurs, the trust agreement may provide that the trust will sell or distribute the underlying security notwithstanding market conditions at the time, and the trustee will not have discretion to do otherwise. This sale or distribution may result in greater losses than might occur if the trust continued to hold the underlying security.

THE TRUST AGREEMENT MAY BE AMENDED WITHOUT YOUR CONSENT.

The trust agreement that governs the terms of your certificates may be amended by the depositor and the trustee without your consent upon compliance with the conditions specified in the trust agreement. For example, the trust agreement may be amended in a way that materially adversely affects your certificates if holders of certificates evidencing not less than the required percentage of votes specified in the trust agreement consent to the amendment. See "Description of the Trust Agreement--Modification and Waiver" in this prospectus.

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Where You Can Find More Information

Each separate trust created by the depositor is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), and the depositor files on behalf of each trust reports and other information with the SEC. You may read and copy any reports, statements and other information filed with the SEC concerning each trust (a) over the Internet at the SEC's website at http://www.sec.gov containing reports, proxy statements and other information regarding registrants that file electronically with the SEC; (b) at the SEC's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549; (c) if the applicable prospectus supplement specifies that the certificates are to be listed on the New York Stock Exchange, at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005; (d) if the applicable prospectus supplement specifies that the certificates are to be listed on the American Stock Exchange, at the offices of the American Stock Exchange LLC, 86 Trinity Place, New York, New York 10006; or
(e) at the offices of any other stock exchange on which the certificates are to be listed, as specified in the applicable prospectus supplement. You can also request copies of these documents, upon payment of a copying fee, by writing to the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference facilities. We do not intend to send any financial reports to certificate holders, other than the reports described under "Reports to Holders of Certificates" below.

We filed a registration statement on Form S-3 relating to the certificates with the SEC. This prospectus is part of the registration statement, but the registration statement includes additional information.

Incorporation of Documents by Reference

The SEC allows us to "incorporate by reference" information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. You should read the applicable prospectus supplement to find out what information has been incorporated by reference to other documents.

Reports to Holders of Certificates

On each distribution date, the trustee of each trust will prepare unaudited reports containing information concerning that trust. Except as otherwise specified in the applicable prospectus supplement, unless and until definitive certificates (as defined below) are issued, the trustee of each trust will send these reports, on behalf of the trust, to Cede & Co., as nominee of The Depository Trust Company and registered holder of the certificates. If definitive certificates are issued, the trustee will send the reports to each registered holder. See "Description of the Certificates--Global Securities; Holdings in Street Name" and "Description of the Trust Agreement--Reports to Certificate Holders; Notices." These reports will not constitute financial statements prepared in accordance with generally accepted accounting principles.

The depositor will also file with the SEC, on behalf of each separate trust, periodic reports that are required under the Securities Exchange Act. These reports include Annual Reports on Form 10-K and Current Reports on Form 8-K that include basic information about transactions made by the trust, but not about the trustee or the depositor.

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The Depositor

Corporate Asset Backed Corporation was incorporated in the State of Delaware on November 22, 1993, as a wholly-owned limited purpose subsidiary of Paine Webber Group Inc., and is now a wholly-owned subsidiary of UBS Americas Inc., successor by merger to Paine Webber Group Inc. UBS Americas Inc. is a wholly-owned subsidiary of UBS AG, a Swiss bank, which also owns UBS Securities LLC and UBS Financial Services Inc., the underwriters. The depositor will not engage in any business or activities other than creating trusts for the purpose of issuing and selling securities, issuing notes secured by, and certificates representing interests in, the trusts from time to time, acquiring, owning, holding, pledging and transferring assets (including underlying securities and other trust assets) in connection with the creation of a trust and in related activities. The depositor does not have, nor is it expected to have, any significant assets.

The principal executive office of the depositor is located at 445 Broad Hollow Road, Suite 239, Melville, New York 11747 (Telephone: (631) 587-4700).

Use of Proceeds

Unless otherwise specified in the applicable prospectus supplement, the net proceeds received from the initial issuance of each series or class of certificates will be used by the depositor to pay expenses (including underwriting fees) associated with its business of creating trusts to issue notes and certificates, purchasing the related trust assets and obtaining or establishing any credit support, and, if specified in the applicable prospectus supplement, making required deposits into a reserve or other account for the benefit of the certificate holders of such series or class. We anticipate that any remaining net proceeds from the initial issuance of each series or class of certificates will be distributed to the depositor's sole shareholder, UBS Americas Inc., for its general corporate purposes.

The depositor does not expect to receive any proceeds in connection with any market-making resales of each series or class of certificates by UBS AG, UBS Securities LLC, UBS Financial Services Inc. or any other affiliates of UBS AG. We expect UBS AG, UBS Securities LLC, UBS Financial Services Inc. or any other affiliates of UBS AG to retain the proceeds of their market-making resales and not to pay the proceeds to us.

Formation of the Trusts

A separate trust will be created to issue each series of trust certificates. Each trust will be a New York common law trust, a Delaware statutory trust, or a type of trust governed by the law of a jurisdiction specified in the applicable prospectus supplement. The depositor will assign to the trustee named in the applicable prospectus supplement, or the trustee on behalf of the trust will acquire, the trust assets for each series of certificates, in each case for the benefit of the holders of that series of certificates. See "Description of the Trust Agreement--Assignment of Trust Assets." The trustee named in the applicable prospectus supplement will hold on behalf of the trust legal title to the trust assets pursuant to a trust agreement and will receive a fee for its services. See "Description of the Trust Agreement--Trustee's Compensation; Payment of Expenses." The trustee will establish a collection account to hold any funds or other property of the trust. See "Description of the Trust Assets, including Credit Support--Collections."

The trustee will make payments or distributions with respect to the certificates only out of the proceeds of the trust assets. The depositor and its affiliates will have no obligation to make any other payments or distributions with respect to the certificates.

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FORMATION OF THE TRUSTS
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Unless otherwise provided in the applicable prospectus supplement, the trust assets of each trust will consist of:

- underlying securities, contributed to the trust by the depositor or acquired by the trustee on behalf of the trust, excluding any interest in such securities (the "retained interest") or any repurchase right (the "retained call right") retained by the depositor or any other person;

- any credit support specified in the applicable prospectus supplement, as described in that prospectus supplement and in this prospectus under "Description of Trust Assets, including Credit Support--Other Trust Assets--Credit Support;" and

- any rights arising out of the underlying securities, the other trust assets and all proceeds of the underlying securities and the other trust assets.

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Description of the Certificates

The certificates are "pass-through" securities that represent equity ownership interests in the assets and rights held by the trust, subject to the obligations of the trust, if any. All proceeds of the assets and rights will be "passed through" to certificate holders, except to the extent required to satisfy the obligations of the trust. The depositor will arrange for the offering of the certificates by each trust, and will either sell the trust assets to the trust, or will arrange for the trustee to acquire the trust assets directly on behalf of the trust, in each case in exchange for the proceeds of the issuance. The depositor will also arrange for any contractual credit support.

Generally, each trust will hold one or more kinds of bonds, notes or other fixed-income securities. In some cases, a trust may be the beneficiary of a guarantee, letter of credit or other instrument that is intended to protect the holders of certificates from some or all of any losses that may be experienced on the trust assets. A trust may also enter into swaps, options or other derivative agreements that result in the trust paying or receiving a fixed or floating interest rate, payments linked to changes in the value of different types of securities, or other payments.

Each trust may issue one or more classes of certificates. The certificates will represent the right of their holders to receive distributions of the proceeds of the trust assets, including any credit support. If there is only one class of certificates, then all the certificates will share equally in the proceeds of the trust assets, including any credit support, until they have been paid in full. If there is more than one class, then holders of each class of certificates will have different rights. These differences may relate to the order in which holders are paid, the way in which income, losses and repayments of principal are allocated to the different classes, or other rights of the holders.

The certificates are not debt instruments. The trust will pass through to the holder of a certificate whatever portion of the proceeds of the trust assets, including any credit support, that the holder is entitled to under his or her certificate. If losses are experienced on the trust assets -- for example, if the issuer of an underlying security does not pay what it owes to the trust, or a provider of contractual credit support does not make any payment it is required to make -- then the trust will not be able to pass through the relevant payments to the holders and may not be able to pay all the amounts due under the certificates. If a trust issues only one class of certificates, then all the holders will share these losses equally. If it issues more than one class, then the losses may be allocated differently among the classes.

Each series of certificates will be issued pursuant to a separate trust agreement between the depositor and the trustee named in the applicable prospectus supplement. A form of trust agreement is attached as an exhibit to the registration statement of which this prospectus forms a part. The provisions of the trust agreement relating to a particular prospectus supplement may vary depending upon the nature of the certificates to be issued, the nature of the trust assets and any credit support.

The depositor's affiliates may purchase certificates at any time and at any price in the open market or otherwise.

We have been informed that, under the rules, regulations and procedures followed by DTC and its operations, DTC will take any action permitted to be taken by a holder only at the direction of one or more participants to whose DTC account the relevant certificates are credited. Additionally, DTC will take actions with respect to specified voting rights only at the direction and on behalf of participants whose holdings of the certificates evidence the specified voting rights. DTC may take conflicting actions with respect to voting rights, to the extent that participants whose holdings of certificates evidence the voting rights authorize conflicting action.

 8
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DESCRIPTION OF THE CERTIFICATES
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The following summaries describe provisions of the trust agreement that may be applicable to a series of certificates. The applicable prospectus supplement for a series of certificates will describe any provision of the trust agreement that materially differs from the description contained in this prospectus. The following summaries are not complete and are subject to the detailed provisions of the form of trust agreement, which should be reviewed for a full understanding of the trust agreement and for other information regarding the certificates. When we discuss any series, the term "certificate" refers to all the certificates of that series, whether or not we are offering those certificates, unless the context otherwise requires.

A copy of the trust agreement for each series in the form executed by the depositor and the trustee will be filed with the SEC by the depositor as an exhibit to a current report on Form 8-K following the issuance of the series.

NATURE OF THE CERTIFICATES

There is no limit on the amount of certificates that may be issued under a trust agreement. The series or classes of certificates to be issued under a trust agreement will represent the entire beneficial ownership interest in that trust, and each class will be allocated a specified priority to receive collections from, and a specified ownership interest of the assets deposited in, the trust, all as identified and described in the applicable prospectus supplement. The certificates represent the right to receive distributions in respect of the certificate principal balance of the certificate and interest payments at the specified pass-through rate. The distributions will be made out of, and will be limited to, the proceeds of the trust assets. See "Description of the Trust Assets, Including Credit Support -- Collections."

Because the certificates represent equity ownership interests in the trust, and not debt instruments that are obligations of the trust, they do not have a principal amount or bear interest. However, because the distributions on the certificates primarily represent distributions of principal and interest on trust assets that are debt instruments, for convenience, we will designate the amount of "principal" to which you are entitled as the certificate principal balance of your certificate, and we will generally designate distributions that represent a return of your initial investment as "principal," and we will designate distributions that represent the yield on your investment as "interest," in accordance with customary market practice.

TERMS SPECIFIED IN THE PROSPECTUS SUPPLEMENT

Each of the following terms and conditions will be described in the applicable prospectus supplement for the series or classes of certificates in respect of which this prospectus and the applicable prospectus supplement are being delivered:

- the title of the certificates;

- the series designation of the certificates and, if applicable, the number and designation of classes within the series;

- the type, characteristics and specifications of the trust assets deposited by the depositor into the related trust, or acquired by the trustee on behalf of the trust and, if any issue of underlying securities represents a significant portion of the trust assets and any related credit support at the time of the deposit or acquisition, information about the terms of that issue of underlying securities, the identity of its issuer and where you may obtain publicly available information about the issuer;

- the stated or maximum aggregate certificate principal balance or notional amount, as applicable, of each class of certificates;

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DESCRIPTION OF THE CERTIFICATES
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- the dates on which or periods during which the series or classes may be issued
  (each, an "original issue date") and their offering price;

- if applicable, the relative rights and priorities of each class, including the method for allocating collections from and losses on the trust assets and any credit support to the holders of each class of certificates;

- whether the certificates of the series or class are fixed rate certificates or floating rate certificates and the applicable interest rate (the "pass-through rate") for each class, including the applicable rate, if fixed (a "fixed pass-through rate"), or the method of calculating the interest rate, if variable (a "variable pass-through rate"); the date or dates from which the interest will accrue; the day-count fraction that will be used to calculate the interest; and the applicable distribution dates on which interest, principal and premium, in each case as applicable, on the series or class will be distributable and the related record dates;

- any option of the depositor or another third party to purchase or repurchase any underlying securities or the certificates and the periods within which or the dates on which, and the terms and conditions upon which, the option may be exercised, in whole or in part;

- the denominations in which the series or class will be issuable, if other than denominations of $1,000 and any integral multiple of $1,000;

- whether the certificates of any class will be entitled to (a) principal distributions, with disproportionate, nominal or no interest distributions, or
  (b) interest distributions, with disproportionate, nominal or no principal distributions (in each case, "stripped certificates"), and the applicable terms of those certificates;

- whether the principal balance, notional amount or interest payable on any certificates is indexed or based on any formula and, if so, the method of applying the formula;

- whether the certificates of the series or of any class within the series will be issued in the form of one or more global securities and, if so, the identity of the securities depositary for the global security or securities, if not The Depository Trust Company;

- if a temporary certificate is to be issued with respect to the series or any class within the series, and how any interest distributable on a distribution date prior to the issuance of a permanent certificate for the series or class will be credited on that distribution date;

- if a temporary global security is to be issued with respect to the series or class, the terms upon which beneficial interests in the temporary global security may be exchanged, in whole or in part, for beneficial interests in a permanent global security or for individual definitive certificates for the series or class and any terms upon which beneficial interests in a permanent global security may be exchanged for individual definitive certificates for the series or class;

- the currency in which the certificates of the series or class are payable (the "specified currency"), if other than U.S. dollars;

- the voting rights of the series or class, including the manner of voting and the percentages required with respect to particular matters; and

- the days that will be considered "business days" for purposes of the certificates;

- the identity of the trustee and the location of its corporate trust office;
  and

- any other terms of the series or class.

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Unless otherwise indicated in the applicable prospectus supplement, certificates of each series will be issued only as registered certificates in denominations of $1,000 and any multiple of $1,000 and will be payable only in U.S. dollars.

If you purchase the certificates in a market-making transaction, you will receive information about the price you pay and your trade and settlement dates in a separate confirmation of sale. A market-making transaction is one in which UBS AG, UBS Securities LLC, UBS Financial Services Inc. or any other affiliates of UBS AG resells a certificate that it has previously acquired from another holder. A market-making transaction in a particular certificate occurs after the original issuance and sale of the certificate.

DISTRIBUTIONS

Distributions allocable to principal, premium, if any, and interest on the certificates of each series or class will be made in the specified currency for those certificates by or on behalf of the trustee on each distribution date as specified in the applicable prospectus supplement. The amount of each distribution will be determined as of the close of business on the date specified in the applicable prospectus supplement (the "determination date").

If the specified currency for a given series or class is other than U.S. dollars, the trustee will (unless otherwise specified in the applicable prospectus supplement) arrange to convert all payments in respect of each certificate into U.S. dollars in the manner described under "-- Foreign Currency Certificates" below. However, the holder of a certificate of a given series or class denominated in a specified currency other than U.S. dollars may elect to receive all distributions in respect of the certificate in the specified currency by delivering a written notice to the trustee for the series not later than 15 calendar days prior to the applicable distribution date, except under the circumstances described under "-- Inability to Pay in Specified Currency" below. Each election will remain in effect until revoked by written notice to the trustee, as long as the trustee receives the notice not later than 15 calendar days prior to the applicable distribution date.

Except as provided in the following paragraph, distributions with respect to certificates will be made at the corporate trust office or agency of the trustee specified in the applicable prospectus supplement. However, any amounts distributable on the final distribution date of a certificate will be distributed only upon surrender of the certificate at the corporate trust office or agency of the trustee specified in the applicable prospectus supplement.

Distributions on certificates in U.S. dollars will be made on each distribution date to each certificate holder of record on the immediately preceding record date by wire transfer, in immediately available funds, to the account of such certificate holder at a bank or other entity having appropriate facilities to receive wire transfer payments, if the trustee for the series received appropriate written instructions at least five business days prior to such distribution date, or, if not, by check mailed to the corresponding certificate holder at its address of record. As described under "-- Global Securities; Holdings in Street Name," below, distributions on certificates represented by a global security will be made to the depositary or its nominee, as holder of the global security. Furthermore, any certificate holder that elects to receive payments in a specified currency other than U.S. dollars (as provided above) will receive those payments by wire transfer of immediately available funds to an account maintained by the payee with a bank located outside the United States. The holder of a certificate must provide appropriate wire transfer instructions to the trustee for the series together with the holder's election to receive payments in the specified currency.

Unless otherwise specified in the applicable prospectus supplement, "business day" with respect to any certificate means any day, other than a Saturday or Sunday, that is (a) not a day on which banking institutions are authorized or required by law or regulation to be closed in (1) The City of New York

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or (2) if the specified currency for the certificate is other than U.S. dollars, the financial center of the country issuing the specified currency and (b) if the pass-through rate for such certificate is based on LIBOR, a London banking day. "London banking day" with respect to any certificate means any day on which dealings in deposits in the specified currency of the certificate are transacted in the London interbank market. The record date with respect to any distribution date for a series or class of certificates will be specified as in the applicable prospectus supplement.

INTEREST ON THE CERTIFICATES

Except for classes of stripped certificates described in the applicable prospectus supplement, each class of certificates of a given series may have a different pass-through rate, which may be a fixed or variable pass-through rate, as described below. Unless otherwise specified in the applicable prospectus supplement, the pass-through rate will be expressed as a rate per annum on a simple interest basis. In the case of stripped certificates with no or, in some cases, a nominal certificate principal balance, distributions of interest ("stripped interest") may be paid as described under "-- Stripped Certificates" below.

Unless otherwise specified in the applicable prospectus supplement, distributions of interest with respect to a series or class of certificates that are issued between a record date and the related distribution date will be made on the next distribution date, for the period beginning on the issue date for the series or class and ending on the last day of the interest accrual period ending immediately prior to or on that distribution date.

FIXED RATE CERTIFICATES
Each series or class of certificates with a fixed pass-through rate ("fixed rate certificates") will bear interest on its outstanding certificate principal balance, from its original issue date, or from the last date to which interest has been paid, at the fixed pass-through rate stated in the applicable prospectus supplement until the principal balance is distributed or made available for distribution. If so specified in the applicable prospectus supplement, the pass-through rate for a class may be subject to adjustment from time to time in response to designated changes in the rating assigned to that class or series by one or more rating agencies, in accordance with a schedule or otherwise, all as described in the applicable prospectus supplement. Interest on each series or class of fixed rate certificates will be distributed in arrears on each distribution date specified in the applicable prospectus supplement. Each distribution of interest will include interest accrued through the day specified in the applicable prospectus supplement. Interest on fixed rate certificates will be computed on the basis of a 360-day year of twelve 30-day months.

FLOATING RATE CERTIFICATES
Each series or class of certificates with a variable pass-through rate ("floating rate certificates") will bear interest on its outstanding certificate principal balance from its original issue date to the first interest reset date for such series or class at the initial pass-through rate set forth in the applicable prospectus supplement. Thereafter, the pass-through rate on such series or class for each interest reset period will be determined by reference to an interest rate basis (the "base rate"), plus or minus the spread, if any, or multiplied by the spread multiplier, if any. The "base rate" may be the London interbank offered rate ("LIBOR"), the commercial paper rate, the Treasury rate, the Federal Funds rate, the certificate of deposit rate, or another base rate specified in the applicable prospectus supplement. The "spread" is the number of basis points specified in the applicable prospectus supplement as being applicable to the series or class. One basis point equals one one-hundredth of a percentage point. The "spread multiplier" is the percentage specified in the applicable prospectus supplement as being applicable to the series or class. If so specified in the applicable prospectus supplement, the spread or spread multiplier on a series or class of floating rate certificates may be

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subject to adjustment from time to time in response to designated changes in the rating assigned to that series or class by one or more rating agencies, in accordance with a schedule or otherwise, all as described in the applicable prospectus supplement. The applicable prospectus supplement will specify the base rate, any spread and any spread multiplier that are applicable to a floating rate certificate.

If specified in the applicable prospectus supplement, floating rate certificates of a series or class may also have: (a) a maximum limitation, or ceiling, on the rate at which interest may accrue during any interest accrual period specified in the applicable prospectus supplement ("maximum pass-through rate"), and (b) a minimum limitation, or floor, on the rate at which interest may accrue during the interest accrual period ("minimum pass-through rate"). In addition, the pass-through rate applicable to floating rate certificates may never be higher than the maximum rate permitted by applicable New York and United States federal law, which, as of December 2003, was 16%.

The trustee may appoint agents selected by the depositor (each, a "calculation agent") to calculate pass-through rates on each class of floating rate certificates. The applicable prospectus supplement will identify the calculation agent. All determinations of interest by the calculation agent, if any, and otherwise by the trustee will, in the absence of manifest error, be conclusive for all purposes and binding on the depositor, the relevant trust and the holders of certificates of the relevant series.

The pass-through rate on each class of floating rate certificates will be reset daily, weekly, monthly, quarterly, semiannually or annually, as specified in the applicable prospectus supplement. The period between each resetting of the pass-through rate on a class is called an "interest reset period" for that class, and the first day of each interest reset period is called an "interest reset date." The interest reset dates with respect to each series or class will be specified in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, the pass-through rate for the 10 days immediately prior to the scheduled final distribution date will be the rate in effect on the 10th day preceding such scheduled final distribution date. If an interest reset date for any class of floating rate certificates would otherwise be a day that is not a business day, the interest reset date will occur on a prior or succeeding business day as specified in the applicable prospectus supplement.

Interest payable in respect of any series or class of floating rate certificates will be distributed in arrears on the distribution dates specified in the applicable prospectus supplement and will be equal to the accrued interest from and including the original issue date of such series or class or the last interest reset date to which interest has accrued and been distributed, as the case may be, to but excluding the immediately following distribution date.

Accrued interest on a floating rate certificate will be calculated by multiplying the outstanding certificate principal balance by an accrued interest factor (the "accrued interest factor"). The accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor (expressed as a decimal calculated to seven decimal places without rounding) for each such day is computed by dividing the pass-through rate in effect on such day by 360, or by the actual number of days in the year, as specified in the applicable prospectus supplement. For purposes of making this calculation, the variable pass-through rate in effect on any interest reset date will be the applicable rate as reset on such date.

All percentages resulting from any calculation of the pass-through rate on a floating rate certificate will be rounded, if necessary, to the nearest 1/100,000 of 1% (.0000001), with five one-millionths of a percentage point rounded upward, and all currency amounts used in or resulting from such calculations will be rounded to the nearest one-hundredth of a unit (with five one-thousandths of a unit being rounded upward).

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Upon the request of the holder of any floating rate certificate, the calculation agent will provide the pass-through rate then in effect and, if it has been determined, the pass-through rate that will become effective on the next interest reset date with respect to the floating rate certificate.

STRIPPED CERTIFICATES

Each class of stripped certificates will be entitled to interest in an amount described in the applicable prospectus supplement. Accrued interest on a stripped certificate with no principal balance, or a nominal principal balance, will be calculated by multiplying the notional amount specified in the applicable prospectus supplement by an accrued interest factor. The accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor (expressed as a decimal calculated to seven decimal places without rounding) for each day will be computed by dividing the pass-through rate in effect on such day by 360, or by the actual number of days in the year, as specified in the applicable prospectus supplement.

For purposes of the stripped certificates, "notional amount" means the notional principal amount specified in the applicable prospectus supplement on which interest on stripped certificates will be made on each distribution date. Reference to the notional amount of a class of stripped certificates does not indicate that such certificates represent the right to receive any distributions in respect of principal in such amount; rather, the term "notional amount" is used solely as a basis for calculating the amount of required interest distributions and determining relative voting rights, all as specified in the applicable prospectus supplement.

PRINCIPAL OF THE CERTIFICATES

Unless otherwise specified in the applicable prospectus supplement, each certificate that is not an interest only stripped certificate will have a "certificate principal balance" that, at any time, will equal the maximum amount of principal that the holder will be entitled to receive out of the future cash flow on the trust assets. Distributions generally will be applied to undistributed accrued interest on, then to principal of, and then to premium (if any) on, each such certificate of the class or classes entitled to the distribution (in the manner and priority specified in the applicable prospectus supplement) until the aggregate certificate principal balance of the class or classes has been reduced to zero. Distributions of principal of any class of certificates will be made on a pro rata basis among all the certificates of that class. The outstanding certificate principal balance of a certificate of any class will be reduced to the extent of distributions of principal and, if applicable pursuant to the terms of the related series, by the amount of any net losses realized on any trust asset ("realized losses") allocated to that class as a result of the inability to collect from the issuer of the underlying securities the full amount of payments of principal due in respect of the underlying securities, or from the obligor under any other trust assets payment in full of the amount due under the other assets. The initial aggregate certificate principal balance of each series and each class will be specified in the applicable prospectus supplement.

Stripped certificates with no certificate principal balance will not receive distributions of principal.

FOREIGN CURRENCY CERTIFICATES

If the specified currency of any certificate is not U.S. dollars, the applicable prospectus supplement will specify the permissible denominations of the certificates, the currency or currencies in which the principal and interest of the certificates are to be paid and any other material terms and conditions applicable to the certificates.

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INABILITY TO PAY IN SPECIFIED CURRENCY

Except as described below, if distributions in respect of a certificate are required to be made in a specified currency other than U.S. dollars and the currency is unavailable due to the imposition of exchange controls or other circumstances beyond the depositor's control, or if the currency is no longer used by the government of the country that issued the currency or for the settlement of transactions by public institutions of or within the international banking community, then all distributions in respect of the certificate will be made in U.S. dollars until the currency is again available or used. The amounts payable on any date in the affected currency will be converted into U.S. dollars on the basis of the most recently available market exchange rate for the currency, or as otherwise indicated in the applicable prospectus supplement.

All of these determinations will be made by the trustee in its sole discretion and will, in the absence of manifest error, be conclusive for all purposes and binding on the holders of affected certificates.

INDEXED CERTIFICATES

A series of certificates ("indexed certificates") may have principal (the "indexed certificate principal balance") and/or interest (the "indexed interest") determined by reference to:

- the rate of exchange between the specified currency for the certificate (or any other currency) and another currency (the "indexed currency") or the difference in the prices of a specified commodity (the "indexed commodity") on different dates;

- the difference in the levels of a specified stock or bond index (the "stock index" or the "bond index") which may be based on U.S. or foreign stocks or bonds, on different dates; or

- another objective price (including an individual security) or economic measure described in the applicable prospectus supplement.

The manner of determining the indexed certificate principal balance or indexed interest of an indexed certificate, and historical and other information concerning the indexed currency, indexed commodity, stock index or other price or economic measure used in the determination, will be set forth in the applicable prospectus supplement, together with any information concerning tax consequences to the holders of such indexed certificates. If certificates offered to the public are issued with an indexed certificate principal balance, the investment grade rating of the certificates will address both (a) the likelihood that a certificate holder will receive the indexed certificate principal balance, and (b) the likelihood that payment of the indexed certificate principal balance will result in a return of the full amount of the certificate holder's investment. Certificates will not be offered to the public with an investment grade rating that addresses merely the likelihood of a certificate holder receiving the indexed certificate principal balance, without regard to whether receiving such amount could result in an economic loss.

Except as otherwise specified in the applicable prospectus supplement, interest on an indexed certificate will be payable based on the amount designated as the "face amount" of the indexed certificate in the applicable prospectus supplement. The applicable prospectus supplement will describe whether the "face amount" will be the certificate principal balance of the related indexed certificate that would be payable upon redemption or repayment prior to the stated maturity date, the indexed principal balance of the indexed certificate at the time of redemption or repayment, or another amount described in the prospectus supplement.

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MULTI-CURRENCY CERTIFICATES

Certificates ("multi-currency certificates") of a series or class for which payments of principal and/or interest will be made in more than one currency may be issued, and rates of exchange will be calculated, as indicated in the certificates and described in the applicable prospectus supplement. Other material terms and conditions relating to multi-currency certificates will be set forth in the certificates and the applicable prospectus supplement.

PUT OPTION

If specified in the applicable prospectus supplement, a holder may put certificates of a given series or class to the depositor or a third party. The terms upon which a holder may put its certificates (including the price) will be specified in the applicable prospectus supplement.

TRANSFERS AND EXCHANGES

Unless otherwise specified in the applicable prospectus supplement, certificates may be transferred or exchanged for like certificates of the same series and class at the corporate trust office or agency of the applicable trustee in the City and State of New York (if the trust is a New York trust) or in the City of Wilmington, Delaware (if the trust is a Delaware trust) subject to limitations provided in the applicable trust agreement, including the requirement that global certificates may be transferred only as a whole to nominees of the depositary, and representations and indemnities from the holders of the certificates in connection with lost, destroyed or mutilated certificates. Such transfers or exchanges will be made free of any service charge (except in the case of lost, destroyed or mutilated certificates), but the holder must pay any tax or governmental charge payable in connection with the transfer and exchange. See "Description of the Trust Agreement--Replacement Certificates" below.

Unless otherwise specified in the applicable prospectus supplement, the trustee will serve as transfer agent and registrar for the purpose of registering each series or class of certificates and any transfers or exchanges of certificates.

GLOBAL SECURITIES; HOLDINGS IN STREET NAME

Unless otherwise specified in the applicable prospectus supplement, all certificates of a given series or class will, upon issuance, be represented by one or more global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), New York, New York, or another depositary identified in the applicable prospectus supplement (the "depositary"), and will be registered in the name of a nominee of the depositary. Global securities may be issued in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual certificates it represented (each a "definitive certificate"), a global security may not be transferred except as a whole by the depositary for the global security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or the nominee to a successor of the depositary or a nominee of the successor.

DTC has advised the depositor as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC holds securities that its participants ("direct participants") deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks,

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trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly ("indirect participants"). The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Upon the issuance of a global security, the depositary for the global security will credit, on its book-entry registration and transfer system, the respective certificate principal balances or notional amounts of the individual certificates represented by the global security to the accounts of its participants. The accounts to be credited will be designated by the underwriters of the certificates, or, if the certificates are offered and sold directly through one or more agents, by the depositor or agents. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary for the global security or by participants or persons that hold through participants. The laws of some states require that some purchasers of securities take physical delivery of the securities. The limitations on the ownership of beneficial interest and these state laws may limit the market for beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the holder of the global security, the depositary or the nominee, as the case may be, will be considered the sole holder of the individual certificates represented by the global security for all purposes. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have any of the individual certificates represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of individual certificates and will not be considered to be the holder of the certificates under the trust agreement. Because the depositary can act only on behalf of its participants, the ability of a beneficial owner of any certificate to pledge that certificate to persons that do not participate in the depositary's system, or otherwise to act with respect to such certificate, may be limited due to the lack of a physical certificate for the certificate.

Distributions of principal of, and any premium and interest on, individual certificates represented by a global security will be made to the depositary or its nominee, as the case may be, as the holder of the global security. None of the depositor, the trustee for such certificates, any paying agent or the registrar for the certificates will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to the beneficial interests.

The depositor expects that the depositary for certificates of a given class and series, upon receipt of any distribution or payment in respect of a global security representing any of such certificates, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depositary. The depositor also expects that payments by participants to owners of beneficial interests in the global security held through such participants will be governed by standing instructions and customary practices and will be the responsibility of the participants.

If the depositary for certificates of any series or class is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the depositor within 90 days, the trustee will issue individual definitive certificates of the same series or class in exchange for the global securities representing the certificates. In addition, the trustee will issue definitive certificates if any underlying securities issuer evidencing more than 10% of the aggregate principal amount of the underlying

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securities suspends its Securities Exchange Act reporting requirements at a time when the reporting requirements with respect to the certificates have not been suspended or terminated. In that event, the trustee will issue individual definitive certificates of the same series or class in exchange for the global securities representing such certificates. In any such instance, an owner of a beneficial interest in a global security (or the participant through which it holds its interest) will be entitled to physical delivery of individual definitive certificates of the class represented by the global security equal in principal balance to the beneficial interest and to have such definitive certificates registered in its name. Any individual definitive certificates of the class will be issued in definitive form as registered certificates in the minimum denominations and integral multiples of such minimum denominations as specified in the applicable prospectus supplement.

If the certificates cease to be held in the form of a global security, or if the certificates are issued initially in non-global or definitive form, investors may choose to hold their certificates in their own names or in "street name." Certificates held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those certificates through an account that he or she maintains at the institution.

For certificates held in street name, only those intermediary banks, brokers and other financial institutions in whose names the certificates are registered will be recognized as the holders of those certificates and the trustee will make all payments on those certificates to those institutions. The depositor expects that these institutions will pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or are otherwise legally required to do so. Investors who hold certificates in street name will be indirect holders of the certificates.

The applicable prospectus supplement will describe any material terms of the depositary arrangement with respect to any class or series of certificates to the extent not described above.

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Trust Liquidation Events

Each prospectus supplement will contain information with respect to any events that may lead to liquidation of the trust assets, the method of liquidation of the trust assets and applicable trust and distribution of the proceeds of the trust assets to the holders of certificates subject to the priorities set forth in the applicable prospectus supplement, as well as remedies, if any, of the certificate holders upon the occurrence of any of these events.

Maturity and Yield Considerations

Each prospectus supplement will contain information with respect to the type of underlying securities deposited in the related trust, their maturities and the terms, if any, upon which the underlying securities may be subject to early redemption, early repayment, amortization, acceleration or extension of maturity. Early redemption may be at the option of an underlying securities issuer or a third party or may be mandatory upon the occurrence of specified events. Generally, payment on the underlying securities may be accelerated if the issuer of the securities defaults under the terms of the underlying securities.

The maturity and yield of any class or series of certificates may be affected by optional or mandatory early redemption, early repayment, amortization, acceleration or extension of maturity of the underlying securities or call option on the certificates or trust assets. Furthermore, early redemption, repayment, amortization or acceleration of payment on the underlying securities will reduce the weighted average life of the underlying securities and the related certificates. Extension of maturity of the underlying securities will increase the weighted average life of the underlying securities and the related certificates.

Tax, accounting, economic and other factors, including factors specific to the particular issuer, will influence whether an underlying securities issuer or third party exercises a right of redemption, repurchase or extension of maturity in respect of its securities. The extent of any redemptions may be influenced by prepayments on the obligations that secure or back an issue of underlying securities. Other things being equal, if prevailing interest rates fall significantly below the interest rates on the underlying securities, the likelihood of redemption would be expected to increase. We cannot assure you, however, that a redeemable underlying security will in fact be repaid prior to its stated maturity.

We cannot predict the probability of negative developments affecting any underlying security.

If the certificates are purchased at a discount, their yield to maturity will be reduced by slower than expected payments on the trust assets. If the certificates are purchased at a premium, faster than expected payments will reduce their yield.

If the pass-through rate for any series or class of certificates is based on variable or adjustable interest rates, the yield to maturity of the certificates will be reduced if such variable or adjustable interest rates fall. If any series or class of certificates represents an interest in a pool of underlying securities of different issuers, disproportionate principal payments on underlying securities having higher than average interest rates will reduce the yield on the certificates.

The applicable prospectus supplement for each class or series of certificates will provide additional information regarding yield and maturity considerations applicable to that class or series and the related trust assets, including the underlying securities.

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Description of the Trust Assets, including Credit Support

UNDERLYING SECURITIES

The trust assets for a given series of certificates will not constitute trust assets for any other series or class of certificates. The certificates of each class of a given series will possess an equal and ratable interest in the trust assets for that class. The applicable prospectus supplement may, however, specify that assets constituting trust assets for a given series may be beneficially owned solely by, or deposited solely for the benefit of, one or more classes within such series. In that event, the other classes of that series will not possess any beneficial ownership interest in those specified assets.

Each certificate will represent an ownership interest, as specified for the series or class of certificates, in (a) a designated publicly tradable fixed-income security or a pool of such securities (the "underlying securities"), that are purchased either by the trustee on behalf of the trust or by the depositor (or its affiliates), in the secondary market and deposited into a trust as described in the applicable prospectus supplement, and (b) any other assets related or incidental to the underlying securities, purchased and deposited into a trust either by the trustee on behalf of the trust or by the depositor (or its affiliates). All such other assets for any given series, together with the underlying securities, and any assets obtained through foreclosure or settlement, are referred to as the "trust assets."

A fixed-income security is "publicly tradable" if it has been registered under the Securities Act of 1933 (the "Securities Act") or is exempt from registration. Any underlying securities that are corporate securities, trust preferred securities or foreign government securities and that represent 10% or more of the principal amount of the underlying securities with respect to any series of certificates are referred to as "concentrated underlying securities." The underlying securities will consist of one or more of the following:

PRIVATE SECTOR SECURITIES
Private sector securities will consist of corporate securities, trust preferred securities and asset-backed securities:

- Corporate securities consist of senior or subordinated debt obligations, or investment grade term preferred stock, consisting of one or more of the types of securities described below. Corporate securities may consist of:

     - Publicly tradable fixed-income securities of one or more banks, insurance companies or other corporations or entities organized under the laws of the United States or any state, the District of Columbia or the Commonwealth of Puerto Rico that are subject to the informational requirements of the Securities Exchange Act and that file reports and other information with the SEC or (for some depository institutions) with a federal bank or thrift regulatory agency. If any of these securities is a concentrated underlying security, the depositor must reasonably believe (based on publicly available information) that the issuer is eligible to make a primary offering of common stock on Form S-3 at the time the certificates are offered.

     - Publicly tradable fixed-income securities of one or more foreign private issuers (as defined in Rule 405 under the Securities Act) that are subject to the informational requirements of the Securities Exchange Act and that file reports and other information with the SEC. If any of these securities is a concentrated underlying security, the depositor must reasonably believe (based on publicly available information) that the issuer is eligible to make a primary offering of common stock on Form F-3 at the time certificates are offered.

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- Trust preferred securities are publicly tradable preferred equity securities issued by one or more trusts or other special purpose legal entities established for the purpose of issuing common and preferred equity securities and investing the proceeds in subordinated debt obligations of issuers that are subject, or are wholly-owned subsidiaries of parent companies that are subject, to the informational requirements of the Securities Exchange Act and that file reports and other information with the SEC. In the case of these wholly-owned subsidiaries, the parent companies will have fully and unconditionally guaranteed those obligations on a subordinated or non-subordinated basis. If any of these trust preferred securities is a concentrated underlying security, the depositor must reasonably believe (based on publicly available information) that the guarantor with respect of the trust preferred securities is eligible to make a primary offering of common stock on Form S-3 or Form F-3 at the time the certificates are offered.

  Trust preferred securities generally have economic characteristics that mirror those of the subordinated debt obligations that are the trust's principal assets. Trust preferred securities generally pay dividends at a rate approximately equal to the interest rate on the subordinated debt obligations, and these dividends and interest payments generally are due on or about the same date.

- Asset-backed securities are publicly tradable asset-backed notes or pass-through certificates issued by one or more trusts or other special purpose legal entities with at least $75,000,000 in outstanding securities held by non-affiliates. Asset-backed notes are secured by, and asset-backed pass-through certificates represent an interest in, a fixed or revolving pool of financial assets. Such financial assets will consist primarily of secured or unsecured consumer or other receivables, such as automobile loans or contracts, automobile leases, credit card receivables, home equity or other mortgage loans, trade receivables, inventory loans, equipment leases and other assets that by their terms convert into cash within a limited time period. Asset-backed notes generally are issued pursuant to indentures and asset-backed pass-through certificates generally are issued pursuant to pooling and servicing agreements or trust agreements. A separate servicing agreement typically is executed in connection with asset-backed notes. These servicing agreements, indentures, pooling and servicing agreements and trust agreements collectively are referred to as "asset-backed agreements."

Asset-backed securities deposited as underlying securities will be issued by a trust or other special purpose legal entity that at the time the underlying asset-backed securities are issued (a) is subject to the informational requirements of the Securities Exchange Act and (b) files reports and other information with the SEC.

DOMESTIC GOVERNMENT SECURITIES
Domestic government securities will consist of Treasury securities and GSE securities.

- Treasury securities are securities issued or guaranteed by the United States of America, or by any of its agencies if the full faith and credit of the United States of America is pledged for their payment.

- GSE securities are fixed-income securities issued or guaranteed by one or more of the following U.S. government sponsored entities ("GSEs"): Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Student Loan Marketing Association, Resolution Funding Corporation, Federal Home Loan Banks (to the extent these obligations represent the joint and several obligations of the twelve Federal Home Loan Banks), Tennessee Valley Authority and Federal Farm Credit Banks. These securities generally are exempt from registration under the Securities Act and are not required to be registered under the Securities Exchange Act. Securities issued or guaranteed by any GSE will be included in a trust only if the organization makes publicly available its annual report including financial statements or similar financial information with respect to the organization. Unless otherwise specified in the applicable prospectus supplement, GSE securities are not guaranteed

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  by the United States of America and do not constitute a debt or obligation of the United States of America or any of its agencies or instrumentalities other than the applicable GSE.

FOREIGN GOVERNMENT SECURITIES
Foreign government securities are publicly tradable obligations issued or guaranteed by a foreign government, political subdivision or agency or instrumentality.

MULTILATERAL BANK ISSUERS
A trust may own obligations of one or more multilateral bank issuers. A "multilateral bank issuer" means any one of the International Bank for Reconstruction and Development, the Inter-American Development Bank, the Asian Development Bank, the African Development Bank, the International Finance Corporation, the European Bank for Reconstruction and Development, or another multilateral development bank that has a comparable volume of outstanding securities and files with the SEC comparable publicly available information, and the securities of which are exempted from registration under the Securities Act.

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PRINCIPAL ECONOMIC TERMS OF UNDERLYING SECURITIES

The applicable prospectus supplement will disclose the name of each underlying securities issuer with respect to the applicable series of certificates. In addition, the applicable prospectus supplement will include a description of the following terms, as applicable, of any concentrated underlying security:

- the title and series of the underlying securities and their aggregate principal amount, denomination and form;

- whether the underlying securities are senior or subordinated to any other obligations of the underlying securities issuer;

- whether the underlying securities are secured or unsecured and, if secured, the nature of any collateral;

- the dates on which, or the range of dates within which, the principal of (and any premium on) the underlying securities will be payable;

- the rate or rates, or the method of determining the rate or rates, at which the underlying securities will bear interest, if any ("underlying securities rate"); the date or dates from which the interest will accrue ("underlying securities interest accrual periods"); and the dates on which the interest will be payable ("underlying securities payment dates");

- the obligation, if any, of the underlying securities issuer to redeem the underlying securities pursuant to any sinking fund or analogous provisions, or the option of a holder, and the periods within which (or the dates on which), the prices at which and the terms and conditions upon which the underlying securities may be redeemed or repurchased, in whole or in part, pursuant to the underlying securities;

- the periods within which (or the dates on which), the prices at which and the terms and conditions upon which the underlying securities may be redeemed, if applicable, in whole or in part, at the option of the underlying securities issuer;

- whether the underlying securities were issued at a price lower than their principal amount (other than by a de minimis amount);

- if other than U.S. dollars, the foreign currency in which the underlying securities are denominated, or in which payment of the principal of and any premium or interest on the underlying securities will be made (the "underlying securities currency"), and the circumstances, if any, when the underlying currency may be changed; and

- any rating of the underlying securities by a securities rating agency.

If a trust is comprised of a pool of underlying securities, the applicable prospectus supplement will, to the extent applicable, describe the composition of the underlying securities pool as of the date that is specified in the applicable prospectus supplement as the cut-off date (the "cut-off date") or closing date (the "closing date"), whichever is applicable to that pool, and, on an aggregate, percentage or weighted average basis, as applicable, the characteristics of the pool with respect to the applicable terms listed above.

PUBLICLY AVAILABLE INFORMATION

In addition to the foregoing, the applicable prospectus supplement will describe, with respect to each concentrated underlying securities issuer, the existence and type of financial reporting information that is made publicly available by the underlying securities issuer. The prospectus supplement will also disclose where and how prospective purchasers of the certificates may obtain the publicly available

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information. This information will typically consist of the underlying securities issuer's annual report, which contains financial statements or similar financial information, and can be obtained from the SEC, if so specified in the applicable prospectus supplement, or from the office of the underlying securities issuer identified in the applicable prospectus supplement.

OTHER TRUST ASSETS

In addition to the underlying securities, the trustee on behalf of the trust or the depositor may also acquire and deposit into a trust other assets related or incidental to the underlying securities or necessary to provide the certificates with their desired economic terms. Furthermore, the trustee, on behalf of the trust, and to the extent described in the applicable prospectus supplement, may enter into hedging contracts and other derivative agreements. The applicable prospectus supplement will, to the extent appropriate, contain disclosure with respect to the trust assets other than the underlying securities that is analogous to the disclosure provided with respect to the underlying securities.

SWAPS, CAPS, FLOORS, OPTIONS, FORWARD CONTRACTS AND CREDIT DERIVATIVES
Any derivative agreements that are included in the trust assets may include, but are not limited to, puts, calls, interest rate, currency, securities, commodity and credit swaps, total return swaps, credit default swaps, caps, floors, collars and options, forward contracts and structured securities with embedded derivatives. Some of the main categories of hedging contracts and derivative agreements that may be deposited into a trust are described below.

The applicable prospectus supplement will specify the amount, type and other relevant terms of each derivative agreement with respect to any such series or class and information with respect to the derivatives counterparties, including financial information with respect to any counterparty providing 20% or more of the cash flow of that series or class, unless the counterparty is subject to the informational requirements of the Securities Exchange Act, in which case this information will be incorporated by reference to the counterparty's public filings under the Securities Exchange Act.

SWAPS
Swaps involve the trust's exchange with another party of their respective commitments to pay or receive amounts computed by reference to specified fixed or floating interest rates, currency rates, securities prices, yields or returns (including baskets of securities or securities indices) or commodity prices, based on a notional principal amount (that is, a reference amount with respect to which such obligations are determined). An example of a swap is an exchange of floating rate interest payments for fixed rate payments. For many types of swaps, no actual exchange of principal occurs, although currency swaps and some other types of swaps involve exchanges of the notional amount at the beginning and end of the transactions. Periodic payments in the same currency due on the same date under the same swap transaction are generally netted so that the party owing the greater aggregate amount pays the difference to the party owing the lesser aggregate amount.

CAPS AND FLOORS
To the extent that a specified rate, price, yield or return exceeds a predetermined level, the purchaser of a cap is entitled to receive payments in the amount of the excess, computed by reference to a notional principal amount, from the party selling the cap. To the extent that a specified rate, price, yield or return declines below a predetermined level, the purchaser of a floor is entitled to receive payments in the amount of the decline computed by reference to a notional principal amount from the party selling the floor.

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OPTIONS
The purchaser of a call option is entitled to purchase the asset that is subject to the call option at the predetermined strike price. The purchaser of a put option is entitled to require the issuer of the put option to purchase the asset that is subject to the put option at a predetermined strike price. Options are sold on various securities, such as bonds, equities, currencies and commodities. Options can be structured as securities, such as warrants, or can be embedded in securities. Commodity-linked or equity-linked bonds are securities with embedded option characteristics. Options may be settled by physical delivery or cash payment.

FORWARD CONTRACTS
Forward contracts involve the purchase and sale of a specified security, commodity, currency or other financial instrument at a specified price and date in the future, and may be settled by physical delivery or cash payment. Forward contracts may also be embedded in other instruments such as notes or warrants.

CREDIT DERIVATIVES
Credit derivatives involve swap and option contracts designed to permit a party to assume or lay off credit risk on loans, debt securities or other assets (the "reference assets"), or in relation to a particular company, organization or country (the "reference entity"), without being required to actually purchase or sell the reference assets. Credit derivatives may also be embedded in other instruments such as notes or warrants. Credit derivatives give one party to a transaction the right to dispose of or acquire an asset (or group of assets), or the right to receive or make a payment from the other party, upon the occurrence of specified credit events relating to the referenced assets or reference entity. If a specified credit event occurs, the trust may be entitled to receive payments from, or may be required to make payments to, the swap counterparty, generating either a loss or a gain for the trust under the credit derivative transaction under which the credit event occurred.

Under a credit default swap agreement in which the trust acts as "protection seller," for example, the trust would agree, in return for a fee, to assume the payment default or other credit risk on a security, loan or other payment obligation that is not owned by the trust (a "reference obligation") or on the obligations of a reference entity generally. If a payment default or other specified credit event occurs with respect to the reference obligation or reference entity, the trust would suffer a loss. This would result from (a) a provision requiring the trust to pay the counterparty the difference between the face amount of a reference obligation and its then current market value, which difference the trust would have to pay from the proceeds of the sale of some or all the trust assets, (b) a provision requiring the trust to pay the face amount of the reference obligation to the counterparty in exchange for physical delivery to the trust of the reference obligation, which would then either be distributed in kind to certificate holders or sold (and the proceeds distributed) or (c) other provisions set forth in the applicable prospectus supplement with similar economic effect. Similarly, if so provided in the applicable prospectus supplement, a trust may enter into a put option arrangement pursuant to which the trust will agree to purchase a reference obligation for a predetermined price upon the occurrence of a payment default by, or other specified credit event with respect to, the issuer of the reference obligation, thus assuming the risk of loss on the reference obligation.

Reference obligations will be securities of the same types as the underlying securities described in this prospectus, or will be loans made to, or other payment obligations of, entities whose debt obligations are eligible to be underlying securities. The applicable prospectus supplement will include information regarding reference obligations and their issuers that is analogous to that provided with respect to underlying securities.

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CREDIT SUPPORT
As specified in the applicable prospectus supplement, the trust assets for a series or class of certificates may include, or the holders of any series or class may have the benefit of, credit support. Credit support may be provided by any combination of the following means or any other means described in the applicable prospectus supplement. The applicable prospectus supplement will set forth whether the trust assets include, or the holders of the series or class have the benefit of, credit support. If so, it will specify the amount, type and other relevant terms of each element of credit support with respect to any such series or class and information with respect to the obligors of each element, including financial information with respect to any obligor providing credit support for 20% or more of the aggregate principal amount of that series or class, unless the obligor is subject to the informational requirements of the Securities Exchange Act.

Any forms of credit support that are solely for the benefit of a given class will be limited to the extent necessary to make required distributions to the certificate holders of such class or as otherwise specified in the applicable prospectus supplement. In addition, if so provided in the applicable prospectus supplement, the obligor of any other forms of credit support may be reimbursed for amounts paid pursuant to the credit support out of amounts otherwise payable to one or more of the unsupported classes of the certificates of such series.

SUBORDINATION
As discussed below under "--Collections," the rights of the holders of a class of certificates to receive collections from the relevant trust and any credit support obtained for the benefit of the holders of a class may be subordinated to the rights of the holders of one or more other classes of that series to the extent described in the applicable prospectus supplement. Subordination accordingly provides some additional credit support to holders of the more senior classes. For example, if losses are realized during a given period on the trust assets such that the collections received on the trust assets are insufficient to make all distributions on the certificates of the series, those realized losses will be allocated to the holders of the class or classes of that series that are subordinated to another class, to the extent and in the manner provided in the applicable prospectus supplement. In addition, if the applicable prospectus supplement says so, some amounts otherwise payable to holders of any class that is subordinated may instead be required to be deposited into a reserve account. Amounts held in any reserve account may be applied as described below under "--Reserve Accounts" and in the applicable prospectus supplement.

LETTER OF CREDIT; FINANCIAL GUARANTY INSURANCE POLICY
The holders of any series or class may, if specified in the applicable prospectus supplement, have the benefit of a letter or letters of credit issued by a bank (a "letter of credit bank") or a financial guaranty insurance policy or policies issued by a financial guaranty insurance company (an "insurer"). In either case, the trustee or other person specified in the applicable prospectus supplement will use reasonable efforts to cause the letter of credit or the insurance policy, as the case may be, to be obtained, to be kept in full force and effect (unless coverage has been exhausted through payment of claims) and to timely pay the related fees or premiums unless, as described in the applicable prospectus supplement, the payment of such fees or premiums is otherwise provided for. The trustee or other person specified in the applicable prospectus supplement will make, or cause to be made, draws under the letter of credit or the insurance policy, as the case may be, under the circumstances and to cover the amounts specified in the applicable prospectus supplement. Any amounts otherwise available under the letter of credit or the insurance policy will be reduced to the extent of any prior unreimbursed draws. The applicable prospectus supplement will describe the manner, priority and source of funds by which any draws are to be repaid.

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If specified in the applicable prospectus supplement, if the letter of credit bank or the insurer ceases to satisfy any credit rating or other applicable requirements specified in the applicable prospectus supplement, the trustee or other person specified in the applicable prospectus supplement will use its reasonable efforts to obtain or cause to be obtained a substitute letter of credit or insurance policy, as applicable, or other form of credit enhancement providing similar protection, that meets such requirements and provides the same coverage to the extent available for the same cost. There can be no assurance that any letter of credit bank or any insurer, as applicable, will continue to satisfy such requirements or that it will be possible to obtain any such substitute letter of credit, insurance policy or similar credit enhancement that provides equivalent coverage for the same cost. To the extent it is not available, the credit support otherwise provided by the letter of credit or the insurance policy (or similar credit enhancement) may be reduced to the level otherwise available for the same cost as the original letter of credit or insurance policy.

RESERVE ACCOUNTS
If provided in the applicable prospectus supplement, the trustee or another person specified in the prospectus supplement will deposit or cause to be deposited into an account maintained with an eligible institution (which may be the trustee) (a "reserve account") any combination of cash or permitted investments in specified amounts. These amounts will be applied and maintained in the manner and under the conditions specified in the applicable prospectus supplement. In the alternative or in addition to this initial deposit, a reserve account may be funded through the application of a portion of collections received on the trust assets for the series, in the manner and priority specified in the applicable prospectus supplement. Amounts deposited in the reserve account may be distributed to holders of a specified class or group of classes within the series, or may be used for other purposes, in the manner and to the extent provided in the applicable prospectus supplement. Amounts deposited in any reserve account will be invested in permitted investments by, or at the direction of, the trustee, the depositor or another person named in the applicable prospectus supplement.

COLLECTIONS

The trust agreement will establish procedures by which the trustee or another person specified in the prospectus supplement will be obligated, for the benefit of the holders of each series of certificates, to administer the related trust assets, including making collections of all payments, and depositing the collections into a segregated account maintained or controlled by the applicable trustee for the benefit of that series (each a "collection account"). The trustee will make all determinations, as to the appropriate application of such collections and other amounts available for distribution.

Amounts in the collection account will first be applied to the payment of any administrative or collection or other expenses of the trust expenses and then to credit support-related ongoing fees (such as insurance premiums, letter of credit fees or any required account deposits), then to deposits in any reserve account, payments due under any swaps, derivatives or other contracts to which the trust is a party and then to the payment of amounts then due and owing on the certificates of the series and classes within the series, all in the manner and according to the priorities described in the applicable prospectus supplement. The applicable prospectus supplement will specify the collection periods, if applicable, and distribution dates for a given series of certificates and the particular requirements relating to the segregation and investment of collections received on the trust assets during a given collection period or on or by specified dates. There can be no assurance that amounts received from the trust assets, including any credit support obtained for the benefit of certificate holders for a particular series or class of certificates, over a specified period will be sufficient, after payment of all prior expenses and fees for that period, to pay amounts then intended to be distributed to holders of such certificates. The applicable prospectus supplement will also set forth the manner and priority by which any realized loss will be allocated to the classes of any series of certificates, if applicable.

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If specified in the applicable prospectus supplement, the trustee will be entitled to withdraw or cause to be withdrawn from the collection account, prior to the distribution of the proceeds to certificate holders, amounts representing its normal administrative compensation on the trust assets and unreimbursed administrative expenses incurred with respect to the trust assets. Furthermore, all liabilities of the trust must be satisfied before any amounts are distributed to the certificate holders. However, the trust is not expected to have any liabilities at such time.

The relative priorities of distributions with respect to collections from the trust assets assigned to each class of a given series of certificates may permanently or temporarily change over time upon the occurrence of circumstances specified in the applicable prospectus supplement. Moreover, the applicable prospectus supplement may specify that the relative distribution priority assigned to each class of a given series for purposes of payments of some amounts, such as principal, may be different from the relative distribution priority assigned to that class for payments of other amounts, such as interest or premium.

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Description of the Trust Agreement

A separate trust will be created to issue each series of certificates, pursuant to a separate trust agreement between the depositor and the trustee. The trust agreement will govern the related series of certificates and will be qualified under the Trust Indenture Act of 1939. The following summary of material provisions of the trust agreement and the certificates is not complete, and is qualified in its entirety by reference to the more detailed provisions of the form of trust agreement that is filed as an exhibit to the registration statement of which this prospectus forms a part. The applicable prospectus supplement for certificates of a series will describe any material provision of the trust agreement or the certificates that is not described in this prospectus.

ASSIGNMENT OF TRUST ASSETS

When any series of certificates is issued, the trustee on behalf of the trust, or the depositor, will acquire and transfer the underlying securities and any other trust assets specified in the applicable prospectus supplement to the trust. However, any retained interest and any retained call rights will not be transferred to the trust (see "--Retained Interest" and "--Retained Call Options and Retained Call Rights"). If specified in the applicable prospectus supplement, the trustee will, concurrently with the assignment, deliver or cause to be delivered the certificates to the depositor in exchange for the trust assets or the funds necessary to acquire the trust assets. Each trust asset will be identified in a schedule attached as an exhibit to the trust agreement and the applicable prospectus supplement. The schedule will include the information with respect to the trust assets specified under "Description of the Trust Assets, including Credit Support" above.

COLLECTION AND OTHER ADMINISTRATIVE PROCEDURES

With respect to any series of certificates, the trustee, directly or through its agents, will make reasonable efforts to collect all scheduled payments under the trust assets and will follow, or cause to be followed, any collection procedures that it would follow with respect to comparable financial assets that it held for its own account. However, these procedures must be consistent with the trust agreement and any related instrument governing the underlying securities, any credit support for the trust assets (collectively, the "credit support instruments") and any other trust assets. Except as otherwise described in the applicable prospectus supplement, the trustee will not be required to expend or risk its own funds or to otherwise incur personal financial liability.

REALIZATION UPON DEFAULTED TRUST ASSETS

The trustee will present claims under each applicable credit support instrument, and will take such normal and customary steps as necessary to receive payment or to permit recovery under those instruments with respect to defaulted trust assets.

The trustee will be obligated to follow or cause to be followed normal and customary practices and procedures as it deems necessary or advisable to recover upon the defaulted trust asset. However, it will not be required to expend or risk its own funds or otherwise incur personal financial liability. If the proceeds of any liquidation of the defaulted trust asset are less than the sum of (a) the outstanding principal amount of the defaulted trust asset, (b) interest accrued on the asset at the applicable interest rate and (c) the aggregate amount of expenses incurred by the trustee or its agents in connection with the collection proceedings to the extent reimbursable from the assets of the trust under the trust agreement, and not reimbursed to the trustee by the depositor in accordance with the depositor's obligations under the trust agreement, the trust will realize a loss in the amount of the difference. If

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specified in the applicable prospectus supplement, the trustee will be entitled to withdraw or cause to be withdrawn from the related collection account out of the net proceeds recovered on any defaulted trust asset, prior to the distribution of the proceeds to certificate holders, amounts representing its normal administrative compensation on the trust assets and unreimbursed administrative expenses incurred with respect to the trust assets.

TRUSTEE'S COMPENSATION; PAYMENT OF EXPENSES

The applicable prospectus supplement will specify the amount of the trustee's compensation payable by the trust, if any, or if the trustee's compensation is to be payable by any other person, and the priority of the trustee's claim on collections on the trust assets for payment of its compensation with respect to the relevant series of certificates.

To the extent specified in the applicable prospectus supplement, the depositor will reimburse the trustee for its reasonable out-of-pocket expenses, including payment of reasonable fees and disbursements of the trustee's accountants and counsel, collection costs and any other expenses described in the prospectus supplement.

Unless otherwise specified in the applicable prospectus supplement, if the trustee has received any amount from DTC in respect of distributions on the underlying securities or any other trust asset or agreement to which the trust is a party and DTC, pursuant to the terms of the depositary agreement in respect of the underlying securities, requires that the trustee repay such amounts, the trustee shall have the right to reimbursement of such amounts, from the certificate holders with respect to any such amounts distributed to certificate holders, and from the swap counterparty with respect to any such amounts distributed to the swap counterparty.

MATTERS REGARDING THE TRUSTEE

The trust agreement for each series will provide that neither the trustee nor any director, officer, employee or agent of the trustee will incur any liability under the trust agreement except for its own negligent action, negligent failure to act or its own willful misconduct or bad faith. Unless otherwise specified in the applicable prospectus supplement, the trust agreement provides that the trustee and any director, officer, employee or agent of the trustee will be entitled to indemnification by the depositor and will be held harmless against any loss, liability or reasonable expense (including attorney's fees) that results from any legal action relating to the administration of the trust and the performance of its duties under the trust agreement, other than any loss, liability or expense incurred by reason of the trustee's own willful misconduct, negligence or bad faith in the performance of the trustee's duties under the trust agreement. In addition, the trust agreement will provide that except as specifically provided, the trustee will not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its responsibilities under the trust agreement or which in its opinion may involve it in any expense or liability unless the trustee has received indemnification satisfactory to it. The applicable prospectus supplement will describe how legal expenses and costs of these actions and any resulting liability resulting will be paid or otherwise be allocated.

REMEDIES OF CERTIFICATE HOLDERS

Any holder of certificates of a series may institute any proceeding with respect to the certificates or the applicable trust agreement only if the following conditions are satisfied:

- the holder must have given the trustee written notice of a continuing breach of the trust agreement or an event of default in respect of the underlying securities;

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DESCRIPTION OF THE TRUST AGREEMENT
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- the holders of certificates evidencing not less than the percentage specified in the applicable prospectus supplement have made a written request to the trustee to institute the proceeding in its own name as trustee;

- for 15 days the trustee must have neglected or refused to institute the requested proceeding; and

- the holders of certificates evidencing not less than the percentage specified in the applicable prospectus supplement have not given an inconsistent direction to the trustee during the 15-day period.

The trustee, however, is under no obligation to exercise any of the rights or powers vested in it by the trust agreement or to make any investigation of related matters or to institute, conduct or defend any litigation under or in relation to the trust agreement at the request, order or direction of any of the holders of certificates covered by the trust agreement, unless the holders have offered the trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred by the trustee.

MODIFICATION AND WAIVER

Unless otherwise specified in the applicable prospectus supplement, the trust agreement for each series of certificates may be amended by the depositor and the trustee with respect to that series without notice to or consent of the holders of any certificates, for some purposes including:

- to cure any error or ambiguity;

- to correct or supplement any provision in the trust agreement that is inconsistent with any other provision in the trust agreement;

- to add or supplement any credit support for the benefit of any holders of certificates, except that if any such addition affects any class of holders differently from any other class of certificate holders, then the depositor must obtain an opinion of counsel stating that the addition will not have a material adverse effect on the interests of any affected class of certificate holders and the trust must have received an opinion of counsel that the addition will not adversely affect the classification of the trust for federal income tax purposes;

- to add to the covenants, restrictions or obligations of the depositor or the trustee for the benefit of the certificate holders;

- to provide for the appointment of a successor trustee to the trustee or for the appointment of more than one trustee;

- to add, change or eliminate any other provisions with respect to matters or questions arising under the trust agreement, so long as (a) the addition, change or elimination does not, as evidenced by an opinion of counsel, adversely affect in any material respect the interests of the certificate holders or holders of any retained call options or retained call rights, (b) the addition, change or elimination will not, as evidenced by an opinion of counsel, adversely affect the intended classification of the trust for federal income tax purposes or result in a sale or exchange of any certificate for tax purposes and (c) the trustee has received written confirmation from each rating agency that has rated any certificates that the amendment will not cause the rating agency to reduce or withdraw the then current rating of any certificates; or

- to comply with any requirements imposed by the Internal Revenue Code.

In addition, the trust agreement may (if confirmation has been received from each rating agency rating any class of certificates that the amendment will not result in a reduction or withdrawal of that class of certificates) be amended by the depositor and the trustee, with the consent of the holders of

                                                                              31
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DESCRIPTION OF THE TRUST AGREEMENT
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certificates whose certificates evidence more than 50% of the voting rights of the outstanding certificates, to add any provision to or change or eliminate any provision of the trust agreement or to modify in any manner the rights of those certificate holders. However, if the amendment would materially adversely affect any class of certificates, or the rating of any class of certificates by any rating agency that has rated the certificates at the request of the depositor, the required percentage of votes of the affected class specified in the related trust agreement will be specified in the applicable prospectus supplement.

No amendment to the trust agreement may (a) reduce in any manner the amount of, or alter the timing of, collections of payments on trust assets or distributions or payments which are required to be made on any certificate, (b) reduce the required percentage of voting rights specified above required for the consent to any such amendment (c) as evidenced by an opinion of counsel, adversely affect the intended classification of the trust for federal income tax purposes, (d) cause the termination of the trust without, in each case, the consent of the holders of all outstanding certificates issued pursuant to the trust agreement, or (e) change any provisions relating to any retained call options or retained call rights that would adversely affect the holders of any retained call options or retained call rights without the consent of all of the holders of any retained call options or retained call rights without the consent of all of the holders of any retained call options or retained call rights.

Unless the applicable prospectus supplement specifies a different required percentage, or otherwise provides, holders of certificates evidencing more than 50% of the voting rights in respect of the outstanding certificates with respect to those certificates of the voting rights of a given class may, on behalf of all holders of that class, (a) waive, with respect to that class, compliance by the depositor or the trustee with any restrictive provision of the trust agreement before the time for compliance and (b) waive any past default under the trust agreement with respect to certificates of that class, except that the consent of the holders of each outstanding certificate will be required to waive either a default in the failure to distribute amounts received as principal of and any premium or any interest on any certificate or a default in respect of a covenant or provision the amendment of which would require the consent of the holder of each outstanding certificate.

REPORTS TO CERTIFICATE HOLDERS; NOTICES

REPORTS TO CERTIFICATE HOLDERS
Unless otherwise specified in the applicable prospectus supplement, on the next business day following each distribution to certificate holders of any series or class of certificates or as soon after each distribution date as practicable, the trustee will prepare and forward or cause to be prepared and forwarded to each certificate holder (and to any option agent in respect of any retained call options or retained call rights), to the depositor and to any other parties specified in the trust agreement for that series, a statement setting forth:

- the amount of the distribution to holders of that class that is allocable to principal of or any interest or premium on the certificates of that class, and the aggregate amount of unpaid interest as of that distribution date;

- in the case of floating rate certificates, the pass-through rate applicable to that distribution date, as calculated in accordance with the method specified in the applicable prospectus supplement;

- if compensation is received by the trustee from the trust, the amount of compensation received by the trustee for the period relating to that distribution date and other customary information that the trustee deems necessary or desirable to enable certificate holders to prepare their tax returns;

- the aggregate stated principal amount or, if applicable, notional principal amount of the trust assets and the current interest rate (or weighted average interest rate) on the trust assets at the close of business on that distribution date;

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DESCRIPTION OF THE TRUST AGREEMENT
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- if applicable, the current rating of the applicable trust assets assigned by each rating agency then rating the certificates;

- the aggregate certificate principal balance or aggregate notional amount, if applicable, of each class of certificates (including any class of certificates not offered to the public) at the close of business on that distribution date, separately identifying any reduction in the aggregate certificate principal balance or aggregate notional amount due to the allocation of any realized losses or otherwise; and

- as to any series or class for which credit support has been obtained, the amount of credit support available as of the close of business on that distribution date.

In the case of information furnished pursuant to the first and third paragraphs listed above, the amounts must be expressed as a U.S. dollar amount (or its equivalent in any other specified currency) per minimum denomination of certificates or for another specified portion. Within a reasonable period of time after the end of each calendar year, the trustee must furnish to each person who at any time during the calendar year was a certificate holder a statement containing the information set forth in the first and fourth paragraphs listed above, aggregated for that calendar year or the applicable portion of the calendar year during which the person was a certificate holder. This obligation of the trustee will be deemed to have been satisfied to the extent that substantially comparable information has been provided by the trustee pursuant to any requirements of the Internal Revenue Code as are from time to time in effect.

NOTICES
Any notice required to be given to a holder of a registered certificate will be mailed to the address of such holder set forth in the applicable certificate register. As noted above, for as long as DTC is the sole registered holder, all notices will be sent to DTC. See "Description of the Certificates--Global Securities; Holdings in Street Name."

ANNUAL COMPLIANCE STATEMENT

If specified in the applicable prospectus supplement, the trust agreement will provide that a firm of independent public accountants will furnish an annual statement to the trustee to the effect that the firm has examined documents and records relating to the administration of the trust assets during the related 12-month period (or, in the case of the first such report, the period beginning on the original issue date). This report will provide the firm's findings, based on these procedures, as to whether the administration was conducted in compliance with the terms of the trust agreement. The report will identify any exceptions found during the examination. The report will not be an audit.

If specified in the applicable prospectus supplement, the trust agreement will also require the trustee to deliver to the depositor, on or before February 15th of each year, an annual statement signed by an officer of the trustee to the effect that the trustee has fulfilled its obligations under the trust agreement throughout the preceding year with respect to the certificates issued pursuant to the trust agreement.

Copies of the annual accountants' statements, if any, and the statement of the officers of the trustee may be obtained by certificate holders without charge upon written request to the trustee at the address provided in the applicable prospectus supplement.

REPLACEMENT CERTIFICATES

If a certificate is mutilated, destroyed, lost or stolen, it may be replaced at the corporate trust office or agency of the applicable trustee in the City and State of New York (if the trust is a New York trust) or in the City of Wilmington, Delaware (if the trust is a Delaware trust), or any other location specified

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DESCRIPTION OF THE TRUST AGREEMENT
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in the applicable prospectus supplement, upon payment by the holder of any expenses incurred by the trustee in connection with the replacement and the furnishing of such evidence and indemnity as the trustee or the depositor may require. Mutilated certificates must be surrendered before new certificates will be issued.

RETAINED INTEREST

The prospectus supplement for a series of certificates will specify whether the depositor or any other party will retain any ownership, beneficial or security interest in a portion of, the underlying securities to be deposited into the related trust (the "retained interest"), which retained interest will not be part of the trust assets. If there is a retained interest, the interest will be established on an asset-by-asset basis and will be specified in the trust agreement or an exhibit to the trust agreement. Payments in respect of the retained interest will be deducted from payments received on the underlying security related to the retained interest and, in general, will not be property of the related trust or available to the certificate holders. Unless otherwise specified in the applicable prospectus supplement, any partial recovery on an underlying security will be applied pro rata to the retained interest and the portion of the underlying security deposited into the trust.

RETAINED CALL OPTIONS AND RETAINED CALL RIGHTS

If specified in the applicable prospectus supplement, as a condition to its purchase of a certificate, each certificate holder may be required to grant to the depositor the option (each, a "call option") to repurchase its certificates or the depositor or another specified party may retain the right (a "retained call right") to repurchase the underlying securities to be deposited into the related trust, which retained call right will not be part of the trust assets. The transferability of each call option, the conditions, if any, to exercise of each call option and the call price of each call option will be specified in the applicable prospectus supplement. If there are retained call rights, these will be established on an asset-by-asset basis and will be specified in the applicable trust agreement or in an exhibit thereto, and the exercise price of the retained call rights will be at least equal to the principal balance of the certificates plus any accrued interest, and the proceeds will be distributed by the trustee to the certificate holders.

TERMINATION

The trust agreement will terminate and the trust will dissolve, wind-up and terminate 30 days after the final distribution by the trustee of all moneys or other property or proceeds of the underlying securities and other trust assets including the proceeds of any repurchase of all the underlying securities by the issuer of such securities due to the exercise of its retained call rights with respect to the underlying securities or any sale or other liquidation of the trust assets, in each case in accordance with the terms of the trust agreement. The termination may occur following the scheduled maturity of the underlying securities, as a result of a trust liquidation event, as described under "Trust Liquidation Events" above, or the exercise of the retained call options or retained call rights. In no event, however, will any trust continue beyond the date specified in the applicable prospectus supplement. Written notice of termination of a trust will be provided to each certificate holder, to the depositor and to any other party specified in the trust agreement as described above under "--Reports to Certificate Holders; Notices--Notices." The final distribution on the related certificates will be made only upon surrender and cancellation of the certificates at an office or agency appointed by the trustee, which will be specified in the notice of termination.

Upon the occurrence of a trust liquidation event that causes a liquidation of some but not all of the underlying securities, the trustee will effect that partial liquidation as provided in the related prospectus supplement. In the case of any other trust liquidation event, all trust assets will be

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DESCRIPTION OF THE TRUST AGREEMENT
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liquidated and, following the distribution of the proceeds of the liquidation, the trust will terminate. See "Description of the Trust Agreement--Trust Liquidation Events" in the prospectus supplement.

DUTIES OF THE TRUSTEE

The trustee will make no representations as to the validity or sufficiency of the trust agreement, the certificates of any series or any trust asset, credit support or related document. The trustee for a series is required to perform only those duties that are specifically required under the trust agreement with respect to that series. However, upon receipt of the various certificates, reports or other instruments required to be furnished to it, the trustee is required to examine those documents and to determine whether they conform to the applicable requirements of the trust agreement.

THE TRUSTEE

The trustee, and co-trustee, if any, for any given series of certificates under the trust agreement will be named in the applicable prospectus supplement. The commercial bank, national banking association or trust company serving as trustee and co-trustee, if any, will be unaffiliated with the depositor, but it may have normal banking relationships with the depositor and its affiliates. The address of the trustee's, and the co-trustee's, if any, corporate trust office will be either the address specified in the applicable prospectus supplement or any other address that the trustee, or if applicable, the co-trustee designates from time to time by notice to the certificate holders and the depositor.

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Currency Risks

EXCHANGE RATES AND EXCHANGE CONTROLS

An investment in a certificate with a specified currency other than U.S. dollars entails significant risks for investors whose base currency is the U.S. dollar. These risks include the possibility of significant changes in rates of exchange between the U.S. dollar and the specified currency and the possibility that foreign exchange controls could be imposed or modified with respect to the specified currency. These risks depend on factors over which the depositor has no control, such as economic and political events and the supply of and demand for the relevant currencies.

In recent years, rates of exchange between the U.S. dollar and some other currencies have been highly volatile, and this level of volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any certificate. Depreciation of the specified currency for a certificate against the U.S. dollar would result in a decrease in the effective yield of such certificate below its pass-through rate and, in some circumstances, could result in a loss to the investor on a U.S. dollar basis.

Governments have from time to time imposed, and may in the future impose, exchange controls that could affect exchange rates as well as the availability of a specified currency for making distributions in respect of certificates denominated in that currency. There can be no assurance that exchange controls will not restrict or prohibit distributions of principal, premium or interest in any specified currency. Even if there are no actual exchange controls, it is possible that, on a distribution date with respect to any particular certificate, the currency in which amounts then due to be distributed would not be available. In that event, such payments will be made in the manner set forth below under "--Inability to Pay in Specified Currency" or as otherwise specified in the applicable prospectus supplement.

YOU SHOULD CONSULT YOUR FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN CERTIFICATES DENOMINATED IN A CURRENCY OTHER THAN U.S. DOLLARS. THESE TYPES OF CERTIFICATES ARE NOT AN APPROPRIATE INVESTMENT FOR PERSONS WHO ARE NOT SOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

The information provided in this prospectus is directed to prospective purchasers of certificates who are United States residents. The applicable prospectus supplement for some issuances of certificates may provide information applicable to prospective purchasers who are residents of countries other than the United States with respect to matters that may affect the purchase or holding of, or receipt of distributions of principal, premium or interest in respect of, the certificates.

Any prospectus supplement relating to certificates with a specified currency other than U.S. dollars will contain information concerning the historical exchange rates for that currency against the U.S. dollar, a description of such currency, any exchange controls affecting the currency and any other relevant information about the currency.

FOREIGN CURRENCY JUDGMENTS

Unless otherwise specified in the applicable prospectus supplement, the certificates will be governed by and construed in accordance with the law of the State of New York. The New York Judiciary Law

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CURRENCY RISKS
--------------------------------------------------------------------------------

provides that an action based upon an obligation denominated in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation and converted into U.S. dollars at the rate of exchange prevailing on the date of the entry of the judgment or decree. There will be no provision for any further payments if exchange rates continue to change after the judgment is rendered.

UBS AG

OVERVIEW

UBS AG and subsidiaries ("UBS") comprise one of the world's leading financial firms, serving a discerning global client base. As an organization, it combines financial strength with a global culture that embraces change. As an integrated firm, UBS creates added value for clients by drawing on the combined resources and expertise of all its businesses.

UBS is the world's leading wealth management business, a global investment banking and securities firm with a strong institutional and corporate client franchise, a key asset manager and, with roughly a quarter of the Swiss lending market, the market leader in Swiss corporate and individual client banking.

On December 31, 2003, UBS employed approximately 66,000 people. With headquarters in Zurich, Switzerland and Basel, Switzerland, UBS operates in over 50 countries and from all major international centers.

UBS is managed through four Business Groups and its Corporate Center, each of which is summarized below.

Further information about UBS, including more detailed descriptions of the Business Groups and Corporate Center, is contained in UBS AG's Annual Report on US Securities and Exchange Commission Form 20-F for the year ended December 31, 2003 (the "Form 20-F"), which is incorporated by reference into this prospectus.

WEALTH MANAGEMENT & BUSINESS BANKING

Wealth Management provides a comprehensive range of products and services individually tailored for wealthy clients around the world via its global branch network and through financial intermediaries. With CHF 701 billion in invested assets on December 31, 2003, more than 140 years of wealth management experience and an extensive branch network comprising 112 offices in Switzerland and 56 offices around the world, it is the world's largest private bank.

Business Banking Switzerland is the leading bank in Switzerland. At the end of 2003, it had around 3.5 million individual client accounts, and relationships with around some 150,000 corporate clients, including institutional investors, public entities and foundations based in Switzerland, as well as 3,000 financial institutions worldwide. Clients have invested assets of CHF 212 billion with Business Banking. With a total loan book of CHF 139 billion on December 31, 2003, it leads the Swiss lending and retail mortgage market.

GLOBAL ASSET MANAGEMENT

The Global Asset Management business is one of the world's leading asset managers, providing investment management solutions to private clients, financial intermediaries and institutional investors. It is distinguished by its integrated global investment processes and the breadth, depth and scope of investment capabilities which enable it to offer investment solutions in nearly every major asset class. Invested assets totaled CHF 574 billion on December 31, 2003, making it one of the largest global institutional asset managers, the second largest mutual fund manager in Europe, and the largest mutual fund manager in Switzerland.

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UBS AG
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INVESTMENT BANK

UBS's Investment Bank operates globally as a client-driven investment banking and securities firm. Its salespeople, research analysts and investment bankers provide products and services to the world's key institutional investors, intermediaries, banks, insurance companies, corporations, sovereign governments, supranational organizations and private investors. For both its own corporate and institutional clients and the individual clients of other parts of UBS, the Investment Bank provides product innovation, research and advice, and comprehensive access to the world's capital markets.

WEALTH MANAGEMENT USA

Wealth Management USA is one of the biggest US wealth managers. With CHF 634 billion in invested assets and nearly 2 million private client relationships, its focus is on wealth management services to the core affluent (clients with more than USD 500,000 in investable assets) and to high net worth individuals (clients with more than USD 5 million in investable assets). It has almost 7,800 financial advisors in 366 branch office locations that build and maintain consultative relationships with their clients.

CORPORATE CENTER

UBS's portfolio of businesses is planned and managed for the long-term maximization of shareholder value. Corporate Center creates sustainable value for shareholders and stakeholders by partnering with the Business Groups to ensure that the firm operates as an effective and integrated whole with a common vision and set of values.

CORPORATE INFORMATION

The legal and commercial name of the company is UBS AG. The company was incorporated under the name SBC AG on February 28, 1978 for an unlimited duration and entered in the Commercial Register of Canton Basle-City on that day. On December 8, 1997, the Company changed its name to UBS AG. The company in its present form was created on June 29, 1998 by the merger of Union Bank of Switzerland (founded 1862) and Swiss Bank Corporation (founded 1872). UBS AG is entered in the Commercial Registers of Canton Zurich and Canton Basle-City. The registration number is CH-270.3.004.646-4.

UBS AG is incorporated and domiciled in Switzerland and operates under Swiss Company Law and Swiss Federal Banking Law as an Aktiengesellschaft, a corporation that has issued shares of common stock to investors.

The address and telephone number of UBS AG's two registered offices and principal places of business are: Bahnhofstrasse 45, CH-8098 Zurich, Switzerland, telephone +41-1-234 11 11; and Aeschenvorstadt 1, CH-4051 Basel, Switzerland, telephone +41-61-288 20 20.

UBS AG shares are listed on the SWX Swiss Exchange and traded through virt-x which is majority owned by the SWX Swiss Exchange. They are also listed on the New York Stock Exchange and on the Tokyo Stock Exchange.

                                                                              39
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UBS AG
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CAPITALIZATION OF UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. Dollars.

                                                                CHF         USD
AS OF MARCH 31, 2004                                            (In millions)
-------------------------------------------------------------------------------
Debt
  Short Term Debt Issued(1).................................  106,113    83,754
  Long Term Debt Issued(1)..................................   60,773    47,968
                                                              -------   -------
  Total Debt Issued.........................................  166,886   131,722
Minority Interest(2)........................................    4,606     3,635
Shareholders' Equity........................................   37,602    29,679
                                                              -------   -------
Total Capitalization........................................  209,094   165,036
                                                              =======   =======

------------
(1) Includes Money Market Paper and Medium Term Notes as per Balance Sheet position.

(2)  Includes Trust preferred securities.

Swiss francs (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.78929.

WHERE YOU CAN FIND MORE INFORMATION

UBS AG is subject to the informational requirements of the Securities Exchange Act and files reports and other information with the SEC under File No. 1-15060. You may read and copy any reports, statements and other information that UBS AG files with the SEC (i) over the Internet at the SEC's website at http://www.sec.gov containing reports, proxy statements and other information regarding registrants that file electronically with the SEC; (ii) at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at 233 Broadway, New York, New York 10279, and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; (iii) at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005; (iv) at the American Stock Exchange LLC, 86 Trinity Place, New York, New York 10006; (v) over the Internet at UBS AG's web site at http://www.ubs.com/investor-relations; and (vi) at no cost, upon request to UBS AG, Investor Relations G41B, P.O. Box, CH-8098 Zurich, Switzerland, Phone:
011-41-1-234-41-00, Fax: 011-44-1-234-34-15, E-mail:
SH-investorrelations@ubs.com.

INCORPORATION OF DOCUMENTS BY REFERENCE

We are incorporating by reference in this prospectus UBS AG's (a) Annual Report on Form 20-F for the year ended December 31, 2003, which UBS AG filed with the SEC on March 31, 2004 and (b) Forms 6-K filed with the SEC on April 22, 2004, May 4, 2004 and May 11, 2004. We are also incorporating all subsequent reports that UBS AG files with the SEC on Form 20-F under the Securities Exchange Act after the date of this prospectus and prior to the termination of the offering of the certificates. We may also incorporate any reports on Form 6-K that UBS AG submits to the SEC after the date of this prospectus and prior to the termination of the offering of the certificates if the Form 6-K filing specifically states that it is incorporated by reference into this prospectus or into registration statements that UBS AG files with the SEC. Information that UBS AG files with or submits to the SEC later will automatically update the information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus.

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
UBS AG
--------------------------------------------------------------------------------

As a recipient of this prospectus, you may request a copy, at no cost, of any or all of the document(s) we incorporate by reference, except exhibits to the documents (unless the exhibits are specifically incorporated by reference), at no cost, by writing or calling UBS AG at: UBS AG, Investor Relations G41B, P.O. Box, CH-8098 Zurich, Switzerland, Phone: 011-41-1-234-41-00, Fax:
011-41-1-234-34-15, E-mail: SH-investorrelations@ubs.com, Internet: www.ubs.com/investor-relations.

EXPERTS

The consolidated balance sheets of UBS AG at December 31, 2003 and 2002 and the related consolidated statements of income, cash flows and changes in shareholders' equity for each of the three years in the period ended December 31, 2003 incorporated by reference into this prospectus have been audited by Ernst & Young Ltd., independent auditors, as set forth in their report thereon incorporated by reference into this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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United States Federal Income Tax Consequences

The applicable prospectus supplement for each series will contain a general discussion of the material United States federal income tax consequences of the purchase, ownership and disposition of the certificates by a holder of certificates. These consequences will depend on the terms of the certificates and whether the trust is classified as a grantor trust, as a partnership or otherwise for federal income tax purposes, and will also depend on the trust assets relating to the certificates. The trust agreement for each series will include provisions appropriate to the particulars of the transaction and to the relevant United States federal income tax classification of the trust and related certificates.

Unless otherwise specified in the applicable prospectus supplement, it is generally anticipated that, for United States federal income tax purposes, each trust will be classified as a grantor trust, and not as a partnership or as an association or publicly traded partnership taxable as a corporation, and the certificates will be treated as evidencing an undivided ownership interest in the trust assets.

With respect to each series of certificates, the trust for that series will be provided with an opinion of Sullivan & Cromwell LLP, special federal tax counsel to the depositor and the trust, regarding the United States federal income tax classification of the trust. However, opinions of counsel are not binding on the Internal Revenue Service (the "IRS") or the courts. In addition, prospective investors in any particular series of certificates should be aware that no rulings will be sought from the IRS with respect to any of the federal income tax consequences discussed in the applicable prospectus supplement, and no assurance can be given that the IRS will not take contrary positions. Accordingly, prospective investors in any particular series of certificates should consult their own tax advisors to determine the federal, state, local and other tax consequences of the purchase, ownership and disposition of the certificates.

Certain ERISA Considerations

Title I of the Employee Retirement Income Security Act of 1974 ("ERISA") and
section 4975 of the Internal Revenue Code impose certain restrictions on many retirement plans and other employee benefit plans and arrangements (collectively, "plans") and on persons who are "parties in interest" as defined in ERISA or "disqualified persons" as defined in section 4975 of the Internal Revenue Code with respect to those plans. ERISA imposes certain duties on persons who are considered fiduciaries of plans and also prohibits certain transactions between a plan, its fiduciaries and/or parties in interest with respect to the plan. The Internal Revenue Code imposes a tax on some types of prohibited transactions between a plan and a disqualified person with respect to the plan. Certain employee benefit plans, such as governmental plans and church plans (provided no election has been made under section 410(d) of the Internal Revenue Code), are not subject to the restrictions of ERISA or the Internal Revenue Code, and assets of these plans may be invested in each series of certificates without regard to the ERISA considerations described below, subject to the provisions of applicable federal, state and local law.

Investments by plans are subject to ERISA's general fiduciary requirements, including the requirement of investment prudence and diversification and the requirement that a plan's investments be made in accordance with the documents governing the plan. Therefore, each plan fiduciary, before acquiring any certificates, must determine that an investment in the certificates satisfies these general fiduciary requirements.

Plan fiduciaries must also determine whether the acquisition and holding of any certificates and the operations of the related trust would result in direct or indirect prohibited transactions. The purchase and holding of a certificate or any interest in a certificate by or on behalf of a plan could result in

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
CERTAIN ERISA CONSIDERATIONS
--------------------------------------------------------------------------------

prohibited transactions and the imposition of excise taxes and civil penalties under ERISA or the Internal Revenue Code unless a Department of Labor prohibited transaction exemption applies and the conditions for the exemption are satisfied. The operations of the trust for a series of certificates could similarly result in prohibited transactions if plans that purchase the certificates issued by the trust are deemed to own an interest in the underlying assets of the trust. There also may be an improper delegation by the plan fiduciaries of the responsibility to manage plan assets if plans that purchase any series of certificates are deemed to own an interest in the underlying assets of the related trust. The applicable prospectus supplement for each series will specify whether plans are likely to be deemed to own the underlying assets of the applicable trust. Plan fiduciaries should carefully review with their legal advisors whether the purchase or holding of a certificate would be a prohibited transaction or would otherwise be impermissible under ERISA or section 4975 of the Internal Revenue Code. See "ERISA Considerations" in the applicable prospectus supplement.

The Department of Labor has issued several prohibited transaction class exemptions ("PTCEs") from certain of the prohibited transaction provisions of ERISA and the Internal Revenue Code. For example, the sale of certificates by the underwriters to plans may be exempt under PTCE 75-1 if the conditions of that PTCE are satisfied. Other PTCEs also may be available to the acquisition and holding of a certificate. Plan fiduciaries should consider whether a PTCE is available and whether such an exemption would cover all possible prohibited transactions. See "ERISA Considerations" in the applicable prospectus supplement.

By acquiring and holding a certificate, a plan will be deemed to have represented and warranted to the depositor, the trustee and the underwriter that the acquisition and holding of a certificate does not involve a non-exempt prohibited transaction with respect to the plan, including with respect to the activities of the related trust.

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Plan of Distribution

PLAN OF DISTRIBUTION FOR THE INITIAL OFFER AND SALE OF CERTIFICATES

Certificates may be offered in any of three ways: (a) through underwriters or dealers; (b) directly to one or more purchasers; or (c) through agents. The applicable prospectus supplement will set forth the terms of the offering of any series of certificates, which may include the names of any underwriters, or initial purchasers, the purchase price of the certificates and the proceeds to the depositor from the sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, any securities exchanges on which the certificates may be listed and the place and time of delivery of the certificates.

If underwriters are used in the sale, certificates will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Certificates may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The managing underwriters in the United States will include either or both of UBS Securities LLC and UBS Financial Services Inc., which are affiliates of the depositor. Unless otherwise provided in the applicable prospectus supplement, the obligations of the underwriters to purchase the certificates will be subject to conditions precedent, and the underwriters will be obligated to purchase all of the certificates if any of the certificates are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Certificates may also be sold through agents designated by the depositor from time to time. Any agent involved in the offer or sale of certificates will be named, and any commissions payable by the depositor to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any agent will act on a best efforts basis for the period of its appointment.

If indicated in the applicable prospectus supplement, the depositor will authorize agents, underwriters or dealers to solicit offers by specified institutions to purchase certificates at the public offering price described in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the prospectus supplement. These contracts will be subject only to those conditions described in the applicable prospectus supplement and the prospectus supplement will set forth the commissions payable for solicitation of the contracts.

Any underwriters, dealers or agents participating in the distribution of certificates may be deemed to be underwriters and any discounts or commissions they receive on the sale or resale of certificates may be deemed to be underwriting discounts and commissions under the Securities Act. Agents and underwriters may be entitled under agreements entered into with the depositor to indemnification by the depositor against some civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the agents or underwriters may be required to make in respect of those liabilities. Agents and underwriters may be customers of, engage in transactions with, or perform services for, the depositor or its affiliates in the ordinary course of business.

Unless otherwise set forth in the applicable prospectus supplement, the underwriters may purchase and sell the certificates in the open market. These transactions may include stabilizing transactions and purchases to cover short positions created by the underwriters, and the imposition of a penalty bid, in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the certificates; and short positions created by the underwriters involve the sale by the underwriters of a greater number of certificates than they are

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
PLAN OF DISTRIBUTION
--------------------------------------------------------------------------------

required to purchase from the trust in the offering. The underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the certificates sold in the offering may be reclaimed by the underwriters if the certificates are repurchased by the underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the certificates, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

As to each series of certificates, we will offer only those classes rated in one of the investment grade rating categories by a rating agency. Any certificates of unrated classes or classes rated below investment grade may be retained by the depositor or sold at any time to one or more purchasers in a transaction exempt from registration under the Securities Act.

Because the NASD views the certificates as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD's Conduct Rules. The underwriters may not confirm sales to any discretionary account without the prior specific written approval of a customer.

MARKET-MAKING RESALES

This prospectus may be used by UBS AG, UBS Securities LLC, UBS Financial Services Inc. or any other affiliate of UBS AG in connection with offers and sales of the certificates in market-making transactions. In a market-making transaction, each of UBS AG, UBS Securities LLC, UBS Financial Services Inc. or any other affiliate of UBS AG may resell a certificate it acquires from other holders, after the original offering and sale of the certificate. Resales of this kind may occur in the open market or may be privately negotiated at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, UBS AG, UBS Securities LLC, UBS Financial Services Inc. or any other affiliate of UBS AG may act as principal or agent, including as agent for the counterparty in a transaction in which it acts as principal, or as agent for both counterparties in a transaction in which it does not act as principal. UBS AG, UBS Securities LLC, UBS Financial Services Inc. or any other affiliate of UBS AG may receive compensation in the form of discounts and commissions, including from both counterparties in some cases.

The depositor does not expect to receive any proceeds from market-making transactions. The depositor does not expect that UBS AG, UBS Securities LLC, UBS Financial Services Inc. or any other affiliate of UBS AG that engages in these transactions will pay any proceeds from its market-making resales to the depositor.

Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

Unless the depositor or an agent informs you in your confirmation of sale that your certificate is being purchased in its original offering and sale, you may assume that you are purchasing your security in a market-making transaction.

MATTERS RELATING TO INITIAL OFFERING AND MARKET-MAKING RESALES

UBS AG, UBS Securities LLC and UBS Financial Services Inc. do not expect the amount of certificates held, as a result of market-making resales, by accounts over which it exercises discretionary authority to exceed, at any time, five percent of the aggregate initial offering price (that is, $147,000,000) of all of the certificates. In compliance with NASD guidelines, the maximum commission or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate principal amount of the securities offered pursuant to this prospectus; however, it is anticipated that the maximum commission or discount to be received in any particular offering of certificates will be significantly less than this amount.

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Validity of the Certificates

The validity of the certificates and their federal income tax status will be passed upon for the depositor and the applicable trust by Sullivan & Cromwell LLP, New York, New York.

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INDEX OF DEFINED TERMS

The following is an index of defined terms used in this prospectus and the page where each definition appears.

DEFINED TERMS                                                 PAGE
------------------------------------------------------------------
accrued interest factor.....................................    13
asset-backed agreements.....................................    21
banking organization........................................    16
base rate...................................................    12
bond index..................................................    15
business day................................................    11
calculation agent...........................................    13
call option.................................................    34
certificate.................................................     9
certificate principal balance...............................     4
collection account..........................................    27
concentrated underlying securities..........................    20
credit support instruments..................................    29
cut-off date................................................    23
definitive certificate......................................    16
depositary..................................................    16
determination date..........................................    11
direct participants.........................................    16
DTC.........................................................    16
ERISA.......................................................    42
face amount.................................................    15
fixed pass-through rate.....................................    10
fixed rate certificates.....................................    12
floating rate certificates..................................    12
Form 20-F...................................................    38
GSEs........................................................    21
indexed certificate principal balance.......................    15
indexed certificates........................................    15
indexed commodity...........................................    15
indexed currency............................................    15
indexed interest............................................    15
indirect participants.......................................    17
insurer.....................................................    26
interest factor.............................................    13
interest reset date.........................................    13
interest reset period.......................................    13
IRS.........................................................    42
letter of credit bank.......................................    26
LIBOR.......................................................    12
London banking day..........................................    12

INDEX OF DEFINED TERMS
--------------------------------------------------------------------------------

DEFINED TERMS                                                 PAGE
------------------------------------------------------------------
maximum pass-through rate...................................    13
minimum pass-through rate...................................    13
multi-currency certificates.................................    16
multilateral bank issuer....................................    22
notional amount.............................................    14
original issue date.........................................    10
pass-through................................................     8
pass-through rate...........................................    10
plans.......................................................    42
PTCEs.......................................................    43
publicly tradable...........................................    20
realized losses.............................................    14
reference assets............................................    25
reference entity............................................    25
reference obligation........................................    25
reserve account.............................................    27
retained interest...........................................  6,34
Securities Act..............................................    20
Securities Exchange Act.....................................     5
specified currency..........................................    10
spread......................................................    12
spread multiplier...........................................    12
stock index.................................................    15
street name.................................................    18
stripped certificates.......................................    10
stripped interest...........................................    12
trust assets................................................    20
UBS.........................................................    38
underlying securities.......................................    20
underlying securities currency..............................    23
underlying securities interest accrual periods..............    23
underlying securities payment dates.........................    23
underlying securities rate..................................    23
variable pass-through rate..................................    10

 48